Exhibit 10.54
EXECUTION VERSION
ASSET PURCHASE AGREEMENT
by and between
Curtiss-Wright Electro-Mechanical Corporation,
a Delaware corporation
and
Flowserve US Inc.,
a Delaware corporation
November 1, 2004

 i

EXHIBITS:

Exhibit A -	Assumption Agreement
Exhibit B -	Financial Statements
Exhibit C -	Technology Transfer Agreement
Exhibit D -	Lease Assignment
Exhibit E -	Supply Agreement
Exhibit F -	Transition Services Agreement
Exhibit G -	Bill of Sale
Exhibit H -	Guaranty

SCHEDULES:

Schedule 1.1	Products
Schedule 1.2	Patterns
Schedule 2(b)(i)(C)	Tangible Personal Property
Schedule 2(b)(i)(I)	Leases of Equipment and Personal Property
Schedule 2(c)(i)	Certain Excluded Assets
Schedule 2(d)(iii)	Assumed Contracts and Other Obligations
Schedule 3(b)	Conflicts
Schedule 3(d)	Governmental Approvals
Schedule 3(e)	Scheduled Liens
Schedule 3(g)	Condition of Assets
Schedule 3(h)	Taxes
Schedule 3(i)	Current Employees
Schedule 3(j)	Labor Disputes
Schedule 3(k)	Legal Requirements
Schedule 3(l)	Legal Proceedings
Schedule 3(m)	Absence of Certain Changes and Events
Schedule 3(n)	Intellectual Property Assets Exceptions
Schedule 3(o)(i)	Contracts
Schedule 3(o)(ii)	Binding Contract Exceptions
Schedule 3(o)(iii)	Exceptions to Schedule 3(o)(i)
Schedule 3(o)(iv)	Government Contract Compliance
Schedule 3(o)(v)	Government Investigations
Schedule 3(o)(vi)	Absence of Claims
Schedule 3(o)(vii)	Eligibility; Systems Compliance
Schedule 3(o)(viii)	Test and Inspection Results
Schedule 3(o)(ix)	Government Furnished Equipment
Schedule 3(o)(xi)	Government Intellectual Property Assets
Schedule 3(o)(xiii)	Estimated Completion Costs
Schedule 3(p)	Insurance
Schedule 3(q)	Leased Real Property
Schedule 3(r)	Brokerage
Schedule 3(s)	Accounts Receivable
Schedule 3(t)	Accounts Payable; Contracts with Suppliers

Schedule 3(v)	Environmental Status; Permits
Schedule 3(w)	Sufficiency of Purchased Assets
Schedule 3(x)	Undisclosed Liabilities
Schedule 4(c)	Governmental Approvals
Schedule 5(b)	Conduct of Business Exceptions
Schedule 6(b)(i)	Union Employees
 v

ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (this “Agreement”), is dated as of November 1, 2004, by and between Curtiss-Wright Electro-Mechanical Corporation, a Delaware corporation (“Buyer”), and Flowserve US Inc., a Delaware corporation (“Seller”).
RECITALS
     A. Seller, through its Government Marine Business Unit, designs, develops, manufactures and services pumps and related equipment for use in a variety of nuclear and non-nuclear United States Navy and commercial applications;
     B. Seller desires to sell, transfer and convey to Buyer, and Buyer desires to purchase and acquire from Seller the Purchased Assets and Buyer has agreed to assume the Assumed Liabilities, all for the Purchase Price and upon the terms and subject to the conditions set forth in this Agreement;
     C. In connection with such sale and purchase of the Purchased Assets and to enable Buyer to utilize such Purchased Assets and operate the business heretofore conducted by Seller’s Government Marine Business Unit, Seller further desires to make available to the Buyer, and Buyer desires to acquire from Seller, the use of certain patents, engineering software, information technology software, documents, trademarks, service marks, trade names and other intellectual property used by Seller’s Government Marine Business Unit;
     NOW, THEREFORE, the parties hereto hereby agree as follows:
1. DEFINITIONS
     The following terms, when used in this Agreement, shall have the meanings indicated below:
     “Accounts Receivable” shall have the meaning ascribed to such term in Section 2(b) hereof.
     “Acquisition Agreements” shall mean this Agreement, the Technology Transfer Agreement, the Assumption Agreement, the Lease Assignment, the Transition Services Agreement, the Supply Agreement, the Guaranty and any other agreements or instruments which are executed in connection with this Agreement in order to effectuate the transfer of any of the Purchased Assets or the assumption of any of the Assumed Liabilities, collectively.
     An “Affiliate” of any Person shall mean any other Person, which, directly or indirectly, controls or is controlled by or is under common control with such Person. A person shall be deemed to “control,” be “controlled by,” or be “under common control with” any other person if such other person possesses, directly or indirectly, power to direct or cause the direction of the management or policies of such person whether through the ownership of voting securities, partnership interests, member interests, profits interests, by contract, or otherwise. For purposes of this definition, “Person” shall mean an individual, partnership, corporation, limited liability company, trust, unincorporated organization, association, or joint venture.
     “Assumed Liabilities” shall have the meaning ascribed to such term in Section 2(d) hereof.
     “Assumption Agreement” shall mean the Assumption Agreement to be entered into between Buyer and Seller with respect to the assumption of the Assumed Liabilities in substantially the form of Exhibit A hereto.
     “Balance Sheet” shall mean the unaudited balance sheet of the Business as of December 31, 2003, annexed hereto as part of the Financial Statements in Exhibit B hereto.
     “Bill of Materials” shall mean the bill of material, if any, associated with each Product.
     “Business” shall mean (i) the Products and technology related thereto to manufacture such Products that Seller, through its Government Marine Business Unit, offers for sale for United States government naval nuclear and non-nuclear applications and foreign government naval non-nuclear applications; (ii) the Products and technology related thereto to manufacture such Products that Seller, through its Government Marine Business Unit, offers for sale for commercial applications and (iii) the servicing of the Products and products sold pursuant to the Supply Agreement. Any Product of Seller that is not identified on Schedule 1.1 shall not be considered part of the Business.
     “Closing” and “Closing Date” shall have the meanings ascribed to such terms in Section 2(a) hereof.
     “Closing Balance Sheet” shall have the meaning ascribed to such term in Section 2(e) hereof.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Confidentiality Agreement” shall have the meaning ascribed to such term in Section 6(c) hereof.
     “Contracts” shall have the meaning ascribed to such term in Section 2(b)(i)(E) hereof.
     “Current Employees” shall have the meaning ascribed to such term in Section 3(i) hereof.
     “Drawings” shall mean the Drawings identified with Products on Schedule 1.1 hereto that relate to the Products as set forth in such Schedule 1.1.
     “Employees” shall mean those Persons who on the Closing Date, are employed by the Seller in connection with the Business and who become employees of Buyer or any of its Affiliates.

     “Environmental Law” shall mean any law relating to the protection of the air, surface water, groundwater or land, and/or governing the handling, use, generation, treatment, storage or disposal of Hazardous Materials, both domestic and foreign, but not including any law relating to matters administered by the Occupational Safety and Health Administration (or by any state, provincial, local, domestic or foreign equivalent of the Occupational Safety and Health Administration).
     “Excluded Assets” shall have the meaning ascribed to such term in Section 2(c) hereof.
     “Excluded Liabilities” shall have the meaning ascribed to such term in Section 2(d)(iv) hereof.
     “Facility” shall mean the buildings and land situated within the complex known as the Phillipsburg Commerce Park and located at 942 Memorial Parkway, Phillipsburg, New Jersey 08865, used in the operations of the Business and which are described more particularly in the Lease Assignment.
     “Fairfield Assets” shall mean the Tangible Personal Property identified on Schedule 2(b)(i)(C) and which is located at Seller’s Fairfield, New Jersey facility.
     “Files and Records” shall have the meaning ascribed to such term in Section 2(b) hereof.
     “Financial Statements” shall have the meaning ascribed to such term in Section 3(c) hereof.
     “GAAP” shall mean generally accepted U.S. accounting principles, applied on an accrual basis consistent with the basis on which the Balance Sheet and the other Financial Statements were prepared.
     “Government Bid” shall mean, with respect to the Business, any quotation, bid or proposal submitted to the U.S. Government or any proposed prime contractor or higher-tier subcontractor of the U.S. Government.
     “Governmental Body” shall mean any federal, state, local, foreign or other governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing, arbitration panel, commission or similar dispute resolving panel or body but shall not include any such entity in its capacity as a customer of the Business.
     “Government Contract” shall mean, with respect to the Business, any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract, purchase order, delivery order, change order, Government Bid or other arrangement of any kind between or involving a party or any of its subsidiaries and (i) the U.S. Government (acting on its own behalf or on behalf of another country or international organization), (ii) any prime contractor of the U.S. Government or (iii) any subcontractor with respect to any Contract of a type described in clauses (i) or (ii) above.
     “Guarantor” shall mean Curtiss-Wright Corporation, a New York corporation.

     “Guaranty” shall mean the Guaranty by Guarantor in substantially the form of Exhibit H hereto.
     “Hazardous Materials” means each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic by a Governmental Body or the release of which is regulated. Without limiting the generality of the foregoing, the term will include (a) “hazardous substances” as defined in CERCLA, (b) “extremely hazardous substances” as defined in Title III of the United States Superfund Amendments and Reauthorization Act, each as amended, and regulations promulgated thereunder, (c) “hazardous waste” as defined in the United States Resource Conservation and Recovery Act of 1976, as amended, and regulations promulgated thereunder, (d) “hazardous materials” as defined in the United States Hazardous Materials Transportation Act, as amended, and regulations promulgated thereunder and (e) “chemical substance or mixture” as defined in the United States Toxic Substances Control Act, as amended, and regulations promulgated thereunder.
     “Intellectual Property Assets” shall mean the Drawings, the Patterns and the Bills of Materials.
     “Inventories” shall have the meaning ascribed to such term in Section 2(b) hereof.
     “Leases” shall mean, collectively, the material leases of equipment and personal property listed on Schedule 2(b)(i)(I), in effect as of the date hereof, used or held for use exclusively in connection with the Business.
     “Lease Assignment” shall mean the partial assignment of Seller’s lease in Phillipsburg, New Jersey pursuant to the Partial Assignment and Assumption of Lease to be executed by Buyer and Seller in substantially the form annexed hereto as Exhibit D.
     “Legal Requirement” shall mean any federal, state, local, foreign or other administrative order, constitution, law, ordinance, regulation or statute.
     “Material Adverse Effect” shall mean a material adverse effect on the condition, results of operations, properties, or assets of the Business. “Material Adverse Effect” shall exclude any effects to the extent resulting from (i) changes in the United States or foreign economies in general, (ii) changes in industries relating to the Business in general and not specifically relating to the Business, (iii) the announcement by Seller of its intention to sell the Business or (iv) the execution of this Agreement (including the identity of Buyer) or any of the Acquisition Agreements and the consummation of the transactions contemplated hereby or thereby.
     “Novation Agreements” shall have the meaning ascribed to such term in Section 9(c) hereof.
     “Parties” shall mean Buyer and Seller.
     “Patterns” shall mean each Pattern identified on Schedule 1.2 hereto that is located at the location set forth on such Schedule 1.2.

     “Permits” shall have the meaning ascribed to such term in Section 2(b)(i)(H) hereof.
     “Permitted Liens” shall have the meaning ascribed to such term in Section 3(e) hereof.
     “Person” shall mean any individual, corporation (including any nonprofit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.
     “Prepaid Expenses” shall have the meaning ascribed to such term in Section 2(b) hereof.
     “Primary Working Capital” shall mean the sum of (i) Accounts Receivable, plus (ii) Inventories, minus (iii) accounts payable of the Business, in each case as of October 31, 2004.
     “Proceeding” shall mean any action, arbitration, investigation, litigation, or suit (including any civil, criminal, administrative, investigative, or appellate proceeding) commenced, brought, conducted, or heard by or before any third party or Governmental Body.
     “Product” shall mean each of the products identified on Schedule 1.1 hereto by the serial number of such product or, if such product on Schedule 1.1 does not have a serial number, then by the order number for such product.
     “Purchased Assets” shall have the meaning ascribed to such term in Section 2(b) hereof.
     “Purchase Price” shall have the meaning ascribed to such term in Section 2(d) hereof.
     “Representative” shall mean with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.
     “Seller Plan” shall have the meaning set forth in Section 2(d)(iv).
     “Seller’s Knowledge” shall mean those facts of which (i) Gregory Hempfling, Mary Saeger, Robert Bellfy and Donald Sloteman are aware in the normal exercise of their duties and (ii) with respect to Proceedings, Ronald Shuff is aware in the normal exercise of his duties as the General Counsel of Seller.
     “Supply Agreement” shall mean the Supply Agreement to be entered into between Buyer and Seller at the Closing in substantially the form of Exhibit E hereto.
     “Tangible Personal Property” shall have the meaning ascribed to such term in Section 2(b) hereof.
     “Tax” or “Taxes” means any federal, state, provincial, local or foreign net income, gross income, gross receipts, sales, use, goods and services or other value-added or ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, capital, consumption, worker’s compensation, customs, duties or other tax, fee, assessment or charge, including any related interest, penalty or addition thereto.
     “Tax Liabilities” shall mean any and all costs, liabilities obligations and damages incurred by Buyer or its Affiliates involving Taxes related to (i) the operation of the Business by Seller prior to Closing or (ii) the use of the Purchased Assets by Seller prior to Closing.
     “Technology Transfer Agreement” shall mean the Technology Transfer Agreement to be entered into between Buyer and Seller at the Closing in substantially the form of Exhibit C hereto.
     “Transition Services Agreement” shall mean the Transition Services Agreement to be entered into between Buyer and Seller at the Closing in substantially the form of Exhibit F hereto.
     “Union Contract” shall mean the Contract between Flowserve Corporation and the United Steelworkers of America, AFL-CIO-CLC Local 8228 dated January 7, 2004.
     “U.S. Government” shall mean the federal government of the United States of America and any of its branches and instrumentalities, including its departments, agencies, bureaus, commissions, boards, courts, corporations, offices, and other entities, and divisions thereof.
2. PURCHASE AND SALE
     (a) Closing. The purchase and sale (the “Closing”) provided for in this Agreement shall take place at 10:00 a.m. (Eastern Standard Time), on November 10, 2004 at 2100 McKinney Avenue, Suite 1100, Dallas, Texas 75201. Notwithstanding the actual date of the Closing, Buyer and Seller agree that the sale of the Business shall be deemed to be effective as of 12:01 a.m. (Eastern Standard Time) on November 1, 2004 ( the “Closing Date”). Subject to the provisions of Article 11, failure to consummate the purchase and sale provided for in this Agreement on the date, time or at the place determined pursuant to this Section 2(a) will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.
     (b) Purchase and Sale; Deliverables.
     (i) At the Closing, Seller will sell, convey, transfer, assign and deliver to Buyer or its designee(s), and Buyer will purchase or will cause its designee(s) to purchase from Seller, all of Seller’s right, title and interest in and to the operating assets of the Business set forth in this Section 2(b)(i) (collectively, the “Purchased Assets”):
     (A) All prepaid assets and prepaid expenses existing exclusively on the accounting records of the Business as of the Closing Date (the “Prepaid Expenses”);
     (B) All accounts receivable of the Business created in the ordinary course of business of Seller, and of the nature of those accounts receivable set forth on the Balance Sheet as of the Closing Date, and as identified on Schedule 3(s) (collectively, the “Accounts Receivable”);
     (C) (i) All items of tangible personal property of Seller used exclusively in the ordinary course of business of the Business identified on Schedule 2(b)(i)(C) and on hand as of the Closing Date including, without limitation, tooling, machinery, equipment, furniture and fixtures and office equipment (collectively, the “Tangible Personal Property”); (ii) all assignable warranties and licenses issued to Seller in connection with the Tangible Personal Property; and (iii) any assignable claims, credits and rights of recovery with respect to the Tangible Personal Property;
     (D) (i) The inventories of finished goods, raw materials, work in progress, repair stock, parts and supplies maintained by Seller exclusively for the Business which are on hand as of the Closing Date (the “Inventories”); (ii) all assignable warranties and licenses issued to Seller in connection with the Inventories; and (iii) any assignable claims, credits and rights of recovery with respect to the Inventories;
     (E) All of Seller’s interest in contracts, agreements, licenses, leases, commitments, sales order, and purchase orders (“Contracts”) relating exclusively to the Business, listed on Schedule 3(o)(i) hereto and all other contracts that arise exclusively out of the conduct of the Business;
     (F) All Intellectual Property Assets, subject to the terms of the Technology Transfer Agreement;
     (G) All papers and records in Seller’s care, custody or control which relate exclusively to any or all of the Purchased Assets or to the Business, other than papers and records relating to Excluded Liabilities, whether in hard copy, magnetic tape or other format including, without limitation, files relating to the United States governmental naval operations, vendor and prospective vendor files, maintenance records, United States governmental naval warranty and support obligation records, sales material, documentation, specifications, technical manuals, outstanding proposals, accounting and financial records and redacted personnel records (collectively, “Files and Records”); provided, that Seller shall be entitled to make and retain copies of any Files and Records that Seller is permitted to retain in compliance with Legal Requirements;
     (H) To the extent assignable, all of Seller’s rights to all of Seller’s certificates, licenses, permits, authorizations and approvals issued by any governmental authority, agency or other instrumentality exclusively in connection with the Business (“Permits”); and
     (I) All Leases.
     (ii) At the Closing, Seller will execute, acknowledge and deliver, or will cause to be executed, acknowledged and delivered to Buyer, the following:

     (A) A Bill of Sale in the form annexed hereto as Exhibit G;
     (B) The Technology Transfer Agreement;
     (C) The Lease Assignment;
     (D) The Transition Services Agreement; and
     (E) The Supply Agreement.
     (iii) At the Closing, Buyer will execute, acknowledge and deliver, or will cause to be executed, acknowledged and delivered to Seller, the following:
     (A) The Assumption Agreement;
     (B) The Lease Assignment;
     (C) The Technology Transfer Agreement;
     (D) The Transition Services Agreement;
     (E) The Supply Agreement;
     (F) The Guaranty. and
     (G) A sale for resale certificate with respect to the Inventories.
     (c) Excluded Assets.
     There shall be excluded from the Purchased Assets the following (collectively, the “Excluded Assets”):
     (i) All those excluded assets set forth on Schedule 2(c)(i) hereto;
     (ii) Any product not identified on Schedule 1.1 hereto;
     (iii) Any assets of the Business that are not listed in Section 2(b)(i) hereof; and
     (iv) Any asset or property the assignment or attempted assignment of which would be invalid or would constitute a breach of contract; provided, however, that any asset or property referred to in this clause which is not an Excluded Asset but which is a Purchased Asset shall be held and/or received by Seller for the use and at the direction and for the benefit of Buyer or its designee(s).
     (d) Purchase Price; Payment; Assumed Liabilities; Excluded Liabilities; Allocation.
     (i) In consideration for the purchase of the Purchased Assets, Buyer will pay, or will cause its designee(s) to pay, the “Purchase Price” as set forth in Section 2(d)(ii)

hereof, and Buyer will assume, or will cause its designee(s) to assume, at the Closing the Assumed Liabilities specified in Section 2(d)(iii) hereof.
     (ii) At the Closing, (i) Buyer will deliver, or will cause its designee(s) to deliver the sum of Twenty-Eight Million US Dollars ($28,000,000.00) (the “Purchase Price”) via wire transfer to the following account:
Bank of America
Flowserve Corporation
Account: 12332-25499
ABA: 121000358
Swift Code: BOFAUS6S
     (iii) Effective as of the Closing Date and in addition to any other liabilities expressly assumed by Buyer under this Agreement, Buyer shall assume responsibility for the performance and satisfaction of the following (the “Assumed Liabilities”):
     (A) All obligations and liabilities arising on or after the Closing Date and related to (i) the ownership, use, possession or condition of the Purchased Assets, or (ii) all operations and activities related to the Business (including under Environmental Law, except to the extent that such liabilities relate to acts and omissions of Seller prior to the Closing Date);
     (B) All of the obligations and liabilities reflected on the Closing Balance Sheet prepared in accordance with Section 2(e);
     (C) All Taxes relating to the Purchased Assets or the operations and activities related to the Business with respect to any period or part thereof commencing immediately after the Closing Date. For the avoidance of doubt, Buyer shall not be liable or responsible for any Taxes for the Business incurred during all periods prior to the Closing Date, but which are required to be filed after the Closing Date;
     (D) All Contracts and other obligations identified on Schedule 2(d)(iii) attached hereto;
     (E) Those liabilities and obligations of the Seller with respect to the Employees which Buyer has expressly agreed to assume pursuant to Section 6(b) of this Agreement;
     (F) All obligations, liabilities and commitments of Seller under the Permits to the extent such obligations, liabilities and commitments relate to the period from and after the Closing;
     (G) All accounts payable incurred in the ordinary course of business of the Business that are outstanding on the Closing Date; and

     (H) All obligations, liabilities and commitments for refunds, adjustments, allowances, repairs (other than warranty repairs, which are addressed in Section 9(f)), exchanges and returns or similar claims in respect of any and all products sold by the Business prior to the Closing Date.
     The assumption by Buyer of the Assumed Liabilities shall be effective upon the Closing Date (except for the Assumed Liabilities set forth in Section 2(d)(iii)(E), which shall be assumed by Buyer as of the date of Closing), unless the terms hereof expressly state that such Liability shall transfer at another time. If Seller shall receive a request for payment of any Assumed Liability after the Closing, Seller shall promptly forward such request for payment to Buyer and Buyer shall promptly satisfy such Assumed Liability.
     (iv) The Buyer will not assume, and will not be deemed to have assumed, any other obligation or liability of the Seller whatsoever other than as set forth in Section 2(d)(iii) (collectively, the “Excluded Liabilities”), including, without limitation:
     (A) Except as expressly set forth in this Agreement, any liabilities or obligations of the Seller under any employee pension benefit plans, material employee welfare benefit plans and any other material employee benefit arrangements or payroll practices (including employment agreements and severance agreements) maintained by the Seller or to which the Seller contributes or has any existing liability, in each case with respect to any Employees (collectively, the “Seller Plans”). For the avoidance of doubt, Buyer specifically excludes any liabilities associated with claims for benefits under post-retirement medical plans provided by Seller (or Seller’s predecessor), and for which Seller has continuing obligations.
     (B) Subject to the obligations of the Buyer pursuant to Section 6(b) of this Agreement, any liabilities or obligations with respect to Employees for periods prior to the Closing Date that are not set forth on the Closing Balance Sheet.
     (C) Any liabilities or obligations (i) pertaining to the Business and relating to the violation of any Legal Requirement prior to the Closing, or (ii) except as expressly set forth herein, any third party or Governmental Body claim arising from any act, omission or circumstance that took place prior to the Closing.
     (D) Any liabilities based on products liability (including, but not limited to, design defect), claims under product warranty or breach of warranty or other similar liabilities related to Products manufactured by the Seller at any time prior to the Closing (subject to Buyer’s undertakings pursuant to Section 9(f)), except in the event (a) such Products are modified in any manner by Buyer, (b) are sold or sent out by Buyer into the stream of commerce for use not as intended originally by Seller, (c) are sent out by Buyer into the stream of commerce in a manner inconsistent with Seller’s past practices, or (d) are serviced, refurbished or rebuilt after the Closing Date.

     (E) Any liability arising prior to the Closing Date relating to or arising out of any real property and/or environmental conditions.
     (F) Any liability (a) related to a release, or threatened release, of Hazardous Materials by the Seller, or any predecessor of Seller (x) at the Facility or (y) any location at which Hazardous Materials were generated, manufactured, refined, transferred, used or processed by the Business or any Person for whose conduct the Business was or may be responsible, prior to Closing, or (b) arising from a breach or violation of any Environmental Law by Seller, or any predecessor of Seller, or any Person for whose conduct Seller is or may be responsible, prior to Closing.
     (G) Any intercompany liabilities.
     (H) The Tax Liabilities.
     (I) Any liabilities not expressly assumed by Buyer pursuant to the Acquisition Agreements.
     The Seller shall be responsible for, and will pay, perform and discharge when due each of the Excluded Liabilities.
     (v) Purchase Price Allocation. Within 60 days after the Closing Date, Buyer shall provide Seller with an allocation of the total consideration (including liabilities assumed) among the Purchased Assets and the covenant not to compete described in Article 10. If Seller does not agree with such allocation, Seller and Buyer shall use good faith efforts to agree on an estimate, but if after good faith negotiations between the parties, agreement has not been reached within thirty (30) days after Seller’s receipt of Buyer’s allocation, Buyer and Seller agree that such allocation shall be resolved pursuant to the dispute resolution mechanism in Section 13(k). Seller (and its Affiliates) and Buyer (and its Affiliates) agree to file all Tax returns consistent with the final versions of the allocations and forms described in this Section 2(d)(v).
     (e) Closing Balance Sheet. Seller will prepare, in good faith and in accordance with the pro forma accounting policies and estimates used to prepare the Balance Sheet, an unaudited pro forma balance sheet of the Business (in accordance with GAAP except to the extent described in the footnotes thereto) as of October 31, 2004 (the “Closing Balance Sheet”). In the preparation of the Closing Balance Sheet, Inventory value will be based upon a physical count as of October 12, 2004. Seller shall deliver the Closing Balance Sheet to Buyer at or prior to the date of Closing.
     (f) Fairfield Assets. Although title to all of the Fairfield Assets will be transferred to Buyer at the Closing, for a period of six (6) months (the “Fairfield Period”) the Fairfield Assets will remain at Seller’s Fairfield, New Jersey facility while Seller performs certain servicing operations for Buyer with respect to servicing Trim and Drain Pumps for the United States Navy pursuant to the Transition Services Agreement. Seller shall be responsible for any risk of loss of the Fairfield Assets during the Fairfield Period. Seller shall be responsible for maintenance of the Fairfield Assets during the Fairfield Period; provided that Buyer shall be responsible for the expense of any non-routine maintenance and repair of the Fairfield Assets during the Fairfield Period. Within fifteen (15) days after the end of the Fairfield Period, Buyer shall at its sole risk and expense remove the Fairfield Assets from Seller’s premises.
     (g) Intellectual Property Assets Transfer. Although title to all of the Intellectual Property Assets will be transferred to Buyer at the Closing, the physical transfer of the Intellectual Property Assets will be effected pursuant to the Transition Services Agreement, the Supply Agreement and the Technology Transfer Agreement.
     (h) Adjustments As a Result of the Closing Date. The date of Closing will occur after the Closing Date and it is the intention of the parties that all costs associated with the operation of the Business after October 31, 2004 shall be borne by Buyer and all benefits of the Business after such date shall accrue to Buyer.
     (i) All amounts received by Seller with respect to any of the Purchased Assets on or after the Closing Date shall be forwarded by Seller to Buyer within five business days of receipt. All amounts received by Buyer with respect to any of the Excluded Assets shall be forwarded by Buyer to Seller within five business days of receipt.
     (ii) With respect to the Current Employees, Buyer shall within five business days of invoicing by Seller reimburse Seller for the fully loaded and allocated costs of such Current Employees (including all benefit plans and fringe benefits) from the Closing Date through the date of Closing.
     (iii) On the Closing Date, Buyer shall pay to Seller, in reimbursement of rent with respect to the premises covered under the Lease Assignment after the Closing Date, $156,448.
     (iv) With respect to any other out of pocket expenses incurred by Seller in the ordinary course of the Business paid by Seller with respect to the period from the Closing Date through the date of Closing, Buyer shall within five business days of invoicing by Seller reimburse Seller for such expenses.
     (v) The indemnity obligations of Buyer under Section 12(c) hereof, including with respect to all Current Employees, shall not be affected by the fact that Seller has operational control of the Purchase Assets and the Business from the Closing Date through the date of Closing, except that no Seller Indemnified Party shall be indemnified for its gross negligence or willful misconduct.
     (i) Adjustment of Purchase Price.
     (i) Within 45 days after the date of the Closing, Buyer shall prepare and deliver, or cause to be prepared and delivered, to Seller a statement of Primary Working Capital as of the date of the Closing Date Balance Sheet (the “Working Capital Statement”). The Working Capital Statement shall be prepared in accordance with the preparation of the Closing Date Balance Sheet.

     (ii) Within 45 days following receipt by Seller of the Working Capital Statement, Seller shall deliver written notice to Buyer of any dispute it has with respect to the preparation or content of the Working Capital Statement. In the event that Seller does not notify Buyer of a dispute with respect to the Working Capital Statement within such 30-day period, such Working Capital Statement will be final, conclusive and binding on the parties. In the event of such notification of a dispute, Buyer and Seller shall negotiate in good faith to resolve such dispute. If Buyer and Seller, notwithstanding such good faith effort, fail to resolve such dispute within 45 days after Seller advises Buyer of its objections, then Buyer and Seller jointly shall engage the firm of Ernst & Young LLP (the “Arbitration Firm”) to resolve such dispute. All determinations made by the Arbitration Firm shall be final, conclusive and binding on the parties. Buyer and Seller shall share equally the fees and expenses of the Arbitration Firm.
     (iii) For purposes of complying with the terms set forth in this Section 2(i), Buyer and the Business, on the one hand, and Seller, on the other hand, shall cooperate with and make available to the other party and its representatives all information, records, data and working papers, and will permit access to their facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Working Capital Statement and the resolution of any disputes thereunder.
     (iv) The parties agree that no claim for an adjustment of the Purchase Price shall be made by either party unless the absolute value of the difference between Primary Working Capital as of the date of the Closing Date Balance Sheet and $9,440,000 is greater than $300,000. Accordingly (i) if Primary Working Capital as of the date of the Closing Date Balance Sheet (as finally determined pursuant to Section 2(i)(ii)) is less than $9,140,000, then the Purchase Price shall be adjusted and Seller shall pay or caused to be paid, by bank wire transfer of immediately available funds to an account designated in writing by Buyer, an amount in cash equal to such shortfall, within five business days from the date on which Primary Working Capital is finally determined pursuant to Section 2(i)(ii); and (ii) if Primary Working Capital as of the date of the Closing Date Balance Sheet (as finally determined pursuant to Section 2(i)(ii)) is greater than $9,740,000, then the Purchase Price shall be adjusted and Buyer shall pay or cause to be paid by bank wire transfer of immediately available funds to an account, designated in writing by Seller, an amount in cash equal to such excess, within five business days from the date on which Primary Working Capital is finally determined pursuant to Section 2(i)(ii).
3. REPRESENTATIONS AND WARRANTIES OF SELLER
     With respect to the sale of the Business, Seller represents and warrants (it being understood that, except in such cases as the Schedules and Exhibits expressly refer to a different date, the Schedules and Exhibits have been prepared through October 18, 2004 and the representations and warranties with respect to such Schedules and Exhibits are at and as of such date) to Buyer that:
     (a) Organization. Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is licensed or qualified to transact business and in good standing, under the laws of all jurisdictions where the Business would require it to be so licensed or qualified.
     (b) Authorization; Enforceability. Seller has all requisite corporate power and authority to enter into this Agreement and the other Acquisition Agreements to which it is a party and to perform its obligations hereunder and thereunder. All corporate acts required to be taken by Seller to authorize the execution and delivery of the Acquisition Agreements to which it is a party, and the consummation of the transactions contemplated herein and therein, have been taken, and no other corporate proceedings on the part of Seller are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy and other laws affecting creditors’ rights, or by general equitable principles. Each Acquisition Agreement to which Seller is a party will be, as of the Closing, duly executed and delivered by Seller and will constitute a legal, valid and binding obligation of Seller in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy and other laws affecting creditors’ rights, or by general equitable principles. The execution and performance of each Acquisition Agreement, and the compliance with the provisions hereof and thereof by Seller, will not conflict with, violate or result in the breach of any of the terms, conditions or provisions of the Articles of Incorporation of Seller, or any judgment, order, injunction, decree, law, regulation or ruling of any Governmental Body to which Seller, the Purchased Assets and/or the Business are subject, except where the same would not impede Seller’s ability to perform its obligations under the Acquisition Agreements or have a Material Adverse Effect. Except as indicated on Schedule 3(b) hereto, the execution and performance of each Acquisition Agreement, and the compliance with the provisions hereof and thereof by Seller, will not result in any breach of any of the terms or conditions of, or constitute a default under, any material license, indenture, mortgage, agreement or other instrument to which Seller is a party or by which it is bound, except where such breach or default would not impede Seller’s ability to perform its obligations under the Acquisition Agreements.
     (c) Financial Statements. Exhibit B hereto contains (a) true and correct copy of Seller’s unaudited pro forma Balance Sheet of the Business dated December 31, 2003 (excluding the Fairfield portion of the Business), and (b) the unaudited pro forma Statement of Income of the Business for the period ended December 31, 2003 (collectively referred to as the “Financial Statements”). Such Financial Statements (i) are in accordance with the books and records of Seller, (ii) are accurate in all material respects, and (iii) fairly present, in all material respects, the financial condition and the results of operations of the Business as at and for the period ended December 31, 2003. The Financial Statements have been prepared in accordance with GAAP consistently applied in accordance with past practice, except to the extent described in the footnotes thereto. Seller does not have any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due, related to the Business, that is not reflected or reserved against in the Financial Statements or set forth in the Exhibits and Schedules hereto. The Closing Balance Sheet (i) is in accordance with the books and records of Seller, (ii) is accurate in all material respects, and (iii) fairly presents, in all material respects, the financial condition of the Business as at the date thereof. The Closing Balance Sheet has been prepared on a basis consistent with the Balance Sheet. Since the date of the Closing Balance Sheet, there has not occurred any change in the Business that would constitute a Material Adverse Effect.
     (d) Government Approvals. Except as set forth in Schedule 3(d) hereto, Seller is not required to submit any notice, report or other filing with, or obtain any consent, approval or waiver from, any Governmental Body in connection with its execution, delivery or performance of the Acquisition Agreements, or the consummation of the transactions contemplated herein or therein, except where the failure to make such submission or obtain such consent, approval or waiver, would not have a Material Adverse Effect on the condition, results of operations, properties, assets or business of Seller, taken as a whole and would not impede Buyer’s ability to perform its obligations under the Acquisition Agreements. For the avoidance of doubt, this representation does not relate to consents by the United States Navy as a customer of the Business.
     (e) Fixed Assets; Properties; Liens. Seller owns and has title to, leases or has rights to use, subject only to the terms of the Contracts, all the personal property and tangible fixed assets included in the Purchased Assets. All Purchased Assets will at Closing be free and clear of all liens, except (i) such liens as are set forth in Schedule 3(e), (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business, (iii) liens arising under original purchase price conditional sales Contracts or equipment leases with third parties entered into in the ordinary course of business, (iv) liens for Taxes and other governmental charges that are not due and payable or that may thereafter be paid and (v) other imperfections of title, licenses or encumbrances, if any, which do not materially impair the continued use and operation of the assets to which they relate in the conduct of the Business as currently conducted (the liens described in clauses (i) through (v) above are referred to collectively as “Permitted Liens”).
     (f) [Reserved]
     (g) Condition of Assets. Except as set forth in Schedule 3(g) hereto, to Seller’s Knowledge the buildings, plants, structures, and equipment included in the Purchased Assets or to be assumed under any lease agreements by Buyer are structurally sound and are in reasonable operating condition, ordinary wear and tear excepted.
     (h) Taxes. Except as set forth on Schedule 3(h), there are no security interests of any type on the Purchased Assets that have arisen in connection with any failure (or alleged failure) by the Seller to pay any Tax and there are no judgments against Seller for or with respect to any Taxes arising out of the operation of the Business. The Seller has filed or will file or cause to be filed, within the applicable period prescribed by law, all federal, provincial, local foreign or other tax returns, required by such law to be filed by Seller with respect to the Business for all taxable periods ending on or prior to the Closing Date, or the Seller has filed valid extensions of time for filing such tax returns. Seller has paid within the time and manner prescribed by law, all Taxes shown as due on all such tax returns, and (i) Seller is not delinquent in the payment of any Taxes relating to the Business, (ii) no deficiencies for any Taxes have been asserted against Seller, and (iii) no such deficiencies have been threatened. There are no actions, suits, proceedings, investigations or claims pending or, to Seller’s Knowledge, threatened against, Seller is respect of Taxes relating to the Business, nor are there any material matters under discussion with any governmental authority relating to Taxes relating to the Business.
     (i) Current Employees. Schedule 3(i) lists as of September 30, 2004, for each employee engaged exclusively in the Business (collectively, the “Current Employees”), the name, starting date, current annual salary (including bonus), and other special benefits (including the use of an automobile). Except as identified on Schedule 3(i), Seller is not party to any written employment agreement with any of the Current Employees. Except as set forth on Schedule 3(i), Seller is not in violation of or restricted, directly or indirectly, by any agreement to which it is a party regarding confidentiality, non-competition, non-interference or non-solicitation, from carrying on the Business anywhere in the United States for any period of time. Subject to Buyer’s performance of its obligations under this Agreement, neither the execution and delivery of this Agreement, the performance of the provisions hereof nor the consummation of the transactions contemplated hereby will trigger any severance pay obligation to Buyer under any agreement or under any law. Except as set forth on Schedule 3(i), on the Closing Date, there will be no bonuses or severance payments owed to employees, directors or officers of the Business. On or prior to the Closing Date, the Current Employees will be terminated from their current employment with Seller.
     (j) Labor Relations. Except as set forth on Schedule 3(j), there are no disputes, claims or actions pending or threatened between the Seller and any Current Employee or any labor or other collective bargaining unit representing any Current Employee, in each case that could reasonably be expected to result in a labor strike, slow-down or work stoppage. Except as set forth on Schedule 3(j), with respect to the Business, Seller has complied with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, absence of sexual or other harassment, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closings, except for such noncompliance as would not, individually or in the aggregate, have a Material Adverse Effect.
     (k) Compliance With Legal Requirements. Except as set forth in Schedule 3(k) hereto, Seller it has conducted the Business in compliance with all applicable Legal Requirements, except for such noncompliance as would not, individually or in the aggregate, have a Material Adverse Effect.
     (l) Legal Proceedings; Orders. Except as set forth on Schedule 3(l) hereto, there are no Proceedings pending or to the Knowledge of Seller threatened, involving affecting or relating to the Business, the Current Employees, the Purchased Assets or the transactions contemplated by this Agreement. Except as set forth in Schedule 3(l), there is no judgment, order, injunction or decree of any Governmental Body relating to the Business to which Seller or any of the Purchased Assets is currently subject.
     (m) Absence of Certain Changes and Events. Except as set forth in Schedule 3(m) hereto, since December 31, 2003, Seller has conducted the Business only in the ordinary course of business and no event, circumstance or condition has occurred that has caused a Material Adverse Effect.

     (n) Intellectual Property Assets. Except as set forth on Schedule 3(n), Seller owns or possesses and is hereby transferring to the Buyer adequate rights to use the Intellectual Property Assets and the intellectual property licensed pursuant to the Technology Transfer Agreement necessary to conduct the Business as presently conducted. Except as set forth on Schedule 3(n) and except with respect to the rights of the U.S. Government, Seller owns each of the Intellectual Property Assets, free and clear of all liens. Seller has not received written notice of any claims, disputes, actions, proceedings, suits or appeals with respect to any Intellectual Property Assets and none has been overtly threatened, in writing or otherwise, within the last twelve months.
(o) Contracts; No Defaults. (i) Schedule 3(o)(i) contains an accurate and complete list and, except for certain Government Contracts identified by Seller to Buyer, Seller has made available to Buyer accurate and complete copies of, the following contracts related exclusively to the Business:
     (A) each Contract that involves performance of services or delivery of goods or materials by Seller of a remaining amount or value in excess of $200,000;
     (B) each Contract that involves performance of services or delivery of goods or materials to Seller of a remaining amount or value in excess of $50,000;
     (C) each Contract that was not entered into in the ordinary course of business and that involves expenditures or receipts of Seller in excess of $50,000.00;
     (D) each Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property by Seller involving an annual cost in excess of $100,000;
     (E) each Contract with Seller and any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment, including the agreement between Seller and United Steelworkers of America, AFL-CIO-CLC, Local 8228, a copy of which has been made available to Buyer;
     (F) each Contract (however named) involving a sharing of profits, losses, costs or liabilities by Seller with any other Person;
     (G) to Seller’s Knowledge, each Contract containing covenants that in any way purport to restrict Seller’s business activity or limit the freedom of Seller to engage in any line of business activity or limit the freedom of Seller to engage in any line of business or to compete with any Person;
     (H) each Contract providing for payments to or by any Person based on sales, purchases or profits of Seller, other than direct payments for goods;

     (I) except where the failure to disclose would not have a Material Adverse Effect, each Power of Attorney of Seller that is currently effective and outstanding;
     (J) each Contract entered into that contains or provides for an express undertaking by Seller to be responsible for consequential damages;
     (K) each Contract for capital expenditures by Seller in excess of $50,000.00;
     (L) each Contract of Seller not denominated in U.S. dollars;
     (M) except where the failure to disclose would not have a Material Adverse Effect, each written warranty, guaranty and/or other similar undertaking with respect to contractual performances extended by Seller other than in the ordinary course of business; and
     (N) except where the failure to disclose would not have a Material Adverse Effect, each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.
     With respect to each Contract required to be listed on Schedule 3(o)(i), such Schedule sets forth reasonably complete details concerning any Government Contract a copy of which has not been made available to Buyer, including the parties to such Government Contract and the amount of the remaining commitment of Seller under such Government Contract.
     (ii) Except as set forth in Schedule 3(o)(ii):
     (A) each Contract identified in Schedule 3(o)(i) and which is to be assigned to or assumed by Buyer under this Agreement is in all material respects valid, binding and in full force and effect and is enforceable by Seller in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles; and
     (B) to the Knowledge of Seller, no Contract identified in Schedule 3(o)(i) and which is to be assigned to or assumed by Buyer under this Agreement will upon completion or performance thereof have a Material Adverse Effect on the Business or Purchased Assets.
     (iii) Except as set forth in Schedule 3(o)(iii):
     (A) Seller is, and at all times since December 31, 2003, has been, in compliance with all applicable material terms and requirements of each Contract which is being assumed by Buyer;

     (B) to Seller’s Knowledge, each other Person that has or had any obligation or liability under any Contract which is being assigned to Buyer is, and at all times since December 31, 2003, has been, in compliance with all material applicable terms and requirements of such Contract;
     (C) no event has occurred or circumstance exists that (with or without notice or lapse of time) may materially contravene, conflict with or result in a breach of, or give Seller or any other Person the right to declare default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify any material Contract that is being assigned to or assumed by Buyer;
     (D) to Seller’s Knowledge, no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any encumbrance affecting any of the Purchased Assets other than Permitted Liens;
     (E) Seller has not given to or received from any other Person, at any time since December 31, 2003, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract which is being assigned to or assumed by Buyer; and
     (F) there are no renegotiations of or attempts to renegotiate any material amounts paid or payable to Seller under current or completed Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.
     (iv) Government Contract Compliance. Except as set forth on Schedule 3(o)(iv), with respect to each Government Contract related to the Business to which Seller is a party (each, a “Seller Government Contract”) and each pending Government Bid related to the Business submitted by Seller (each, a “Seller Bid”), (i) Seller has complied with all material requirements of all Laws, standards or agreements pertaining to such Seller Government Contract or Seller Bid, including, without limitation, the Cost Accounting Standards, the Truth in Negotiations Act and the False Claims Act; (ii) all representations and certifications executed, acknowledged or set forth in or pertaining to such Seller Government Contract or Seller Bid were complete and correct in all material respects as of their effective date and Seller has complied in all material respects with all such representations and certifications; (iii) neither any Governmental Body nor any prime contractor, subcontractor or other Person has notified Seller, either in writing or, to the Knowledge of Seller, orally, that Seller has breached or violated any Law, certification, representation, clause, provision or requirement pertaining to such Seller Government Contract or Seller Bid; (iv) no termination for convenience, termination for default, cure notice or show cause notice is currently in effect or has been issued within the past three (3) years pertaining to any such Seller Government Contract or Seller Bid; (v) other than pursuant to Government Contract requirements for withholding of fees under cost plus fixed fee contracts and labor withholdings under time and materials/labor hour contracts, no money currently due to Seller pertaining to such Seller Government Contract or Seller Bid has been withheld or set off nor has any current claim been made to withhold or set off money, and Seller is entitled to all progress payments received with respect thereto; (vi) Seller has complied in all material respects with all of the provisions of such Seller Government Contract or Seller Bid (including the clauses in General Services Administration multiple award schedule contracts relating to Price Reductions and Commercial Sales Practices); (vii) to Seller’s Knowledge, no material cost incurred by Seller pertaining to such Seller Government Contract or Seller Bid has been formally questioned or challenged, is the subject of any investigation or has been disallowed by the U.S. Government; (viii) with respect to any Seller Government Contract or Seller Bid, Seller is not a guarantor or otherwise liable for any liability or obligation (including indebtedness) of any other Person other than Seller or any of its subcontractors; (ix) with respect to any Seller Government Contract or Seller Bid, there have not been any requests by any Governmental Body for a contract price adjustment based on a claimed disallowance by any Governmental Body or at the direction of any Governmental Body or written notice of defective pricing; (x) with respect to any Seller Government Contract or Seller Bid, there have not been any claims or equitable adjustments by Seller against the U.S. Government or any third party in excess of $50,000; and (xi) with respect to any Seller Government Contract or Seller Bid, there have not been any written notices challenging, questioning or disallowing any costs.
     (v) Government Investigations. Except as set forth on Schedule 3(o)(v), (i) Seller and, to Seller’s Knowledge, any of its directors, officers or employees are not under, and at any time since December 31, 2000 have not been under, administrative, civil or criminal investigation, indictment or writ of information by any Governmental Body or any audit or investigation by any Governmental Body, with respect to any alleged irregularity, misstatement, omission or noncompliance arising under or relating to any Government Contract or Laws applicable to Government Contracts; and (ii) since December 31, 2000, Seller has not conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Body, with respect to any alleged material irregularity, misstatement, omission or noncompliance arising under or relating to any Government Contract or any Law applicable to Government Contracts (including ITAR and ODTC). Except as set forth on Schedule 3(o)(v), there exists no material irregularity, misstatement, omission or noncompliance arising under or relating to any Government Contract or any Law applicable to Government Contracts that has led or could lead to any of the consequences set forth in clause (i) or (ii) of the immediately preceding sentence or any other material damage, penalty assessment, recoupment of payment or disallowance of cost.
     (vi) Absence of Claims. Except as set forth on Schedule 3(o)(vi), with respect to Seller, there exist (i) no outstanding claims against Seller, either by any Governmental Body or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Seller Government Contract; and (ii) no disputes between Seller and any Governmental Body under the Contract Disputes Act or any other federal statute or between Seller and any prime contractor, subcontractor or vendor arising under or relating to any Seller Government Contract. Seller has no interest in any pending claim against any Governmental Body or any prime contractor, subcontractor or vendor arising under or relating to any Seller Government Contract. Schedule 3(o)(vi) lists each Seller Government Contract which, to Seller’s Knowledge, is currently under audit (other than routine audits conducted in the ordinary course of business) by the U.S. Government or any other person that is a party to such Government Contract.
     (vii) Eligibility; Systems Compliance. Except as set forth on Schedule 3(o)(vii), since December 31, 2000, neither Seller nor any of its management has been (i) debarred or suspended from participation in the award of Contracts with the United States Department of Defense or any other Governmental Body (excluding for this purpose ineligibility to bid on certain contracts due to generally applicable bidding requirements) or (ii) subject to any debarment or suspension inquiry. To Seller’s Knowledge, there exist no facts or circumstances that would warrant the institution of suspension or debarment proceedings or the finding of non responsibility or ineligibility on the part of Seller with respect to any prior, current or future Government Contract. To Seller’s Knowledge, no payment or other benefit has been made or conferred by Seller or by any Person on behalf of Seller in connection with any Government Contract in violation of applicable Laws (including procurement Laws or the U.S. Foreign Corrupt Practices Act). Except as set forth on Schedule 3(o)(vii), Seller’s cost accounting, materials management and procurement systems, and the associated entries reflected in the Financial Statements, with respect to the Seller Government Contracts and the Seller Bids are in compliance in all material respects with all applicable Laws.
     (viii) Test and Inspection Results. Except as set forth on Schedule 3(o)(viii), all test and inspection results or other reports provided by Seller to any Governmental Body pursuant to any Seller Government Contract or to any other Person pursuant to a Seller Government Contract or as a part of the delivery to the U.S. Government or to any other Person pursuant to a Seller Government Contract for any article, spare part, apparatus or any intangible (including software and databases) which were designed, developed, engineered or manufactured by Seller or any of its subcontractors, were complete and correct in all material respects as of the date so provided. Except as set forth on Schedule 3(o)(viii), Seller to its Knowledge has provided all test and inspection results to the U.S. Government or to any other Person pursuant to the Seller Government Contracts as required by applicable Law and the terms of the applicable Seller Government Contract.
     (ix) Government Furnished Equipment. Schedule 3(o)(ix) hereto, identifies by description or inventory number and contract all material equipment and fixtures used exclusively in the Business and loaned, bailed or otherwise furnished to or held by Seller (or by subcontractors on behalf of Seller) by or on behalf of the U.S. Government as of the date stated therein (said equipment and fixtures are herein referred to as the “GFE”). Seller has certified to the U.S. Government in a timely manner that all GFE is in good working order, reasonable wear and tear excepted, and otherwise meets the requirements of the applicable contract. There are no outstanding loss, damage or destruction reports that have been or should have been submitted to any Governmental Body in respect of any GFE.

     (x) Closed Years; Forward Rates. Seller has reached agreement with the responsible U.S. Government contracting officers and applicable agencies approving and closing all overhead and other costs charged to Seller Government Contracts for the years prior to and through December 31, 2000, and those years are closed. Seller has submitted to the responsible U.S. Government contracting officers and applicable agencies as to all forward pricing indirect rates to be bid, billed and charged under Seller Government Contracts for the years ended December 2001 and 2002, which such indirect rates have been disclosed to Buyer. In addition, Seller has submitted to the responsible U.S. Government contracting officers and applicable agencies incurred cost submissions for the year ended December 2001, which such indirect rates have been disclosed to Buyer.
     (xi) Intellectual Property. Schedule 3(o)(xi) hereto, identifies (a) all Intellectual Property Assets used exclusively in the Business that were developed, in whole or in part, with full- or partial-funding from a Governmental Body, including, without limitation, to the U.S. Government, or any agency thereof or in efforts with other entities receiving full- or partial-funding from a Governmental Body or any agency thereof, and (b) all rights that such Governmental Body has with respect to such Intellectual Property Assets.
     (xii) Contracting Activity. Each Contract relating to the sale, design, manufacture or provision of products or services of the Business has been entered into in the ordinary course of business of Seller and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any material Legal Requirement.
     (xiii) Estimates to Complete. Schedule 3(o)(xiii) sets forth for twelve specified Government Contracts Seller’s good faith estimate of all costs and expenses not reflected on the Balance Sheet that remain to be paid after September 30, 2004 through the date of completion thereof (“ETC’s”). The ETC’s are based upon and appropriately and accurately reflect Seller’s books and records, its experience through September 30, 2004 with such Contract, including any actual or reasonably anticipated supply, labor, delivery, installation or other performance problems, and any other relevant and material information known to Seller. The Parties acknowledge and agree, however, that the ETC’s are good faith estimates only, and do not accurately reflect all of the costs and expenses that Buyer may actually incur to complete such Contracts.
     (p) Insurance. Schedule 3(p) is a true and complete list of all insurance policies held by the Seller exclusively in connection with the Business. All such insurance policies are in full force and effect.
     (q) Leased Real Property. Schedule 3(q) describes in reasonable detail all the real property subject to Lease used exclusively in connection with the Business. With respect to such real property subject to Lease, except as set forth on Schedule 3(q):
     (i) Seller has a valid leasehold interest in the real property subject to Lease, free and clear of all liens;

     (ii) Seller has not received written notice of any condemnation proceedings, lawsuits or administrative actions relating to the real property subject to Lease;
     (iii) Seller has not received written notice that Seller’s use or occupancy of the real property subject to Lease violates any Law, covenant, condition or restriction that encumbers such property, or that any such property is subject to any restriction for which any Permits or facility certifications necessary to the current use thereof have not been obtained; and
     (iv) Except for the routine provision of office space to government employees in connection with Seller’s performance of certain Government Contracts and an office presently occupied by the landlord of the Phillipsburg, New Jersey facility, there are no subleases, licenses, concessions or other agreements granting to any Person the right of use or occupancy of any portion of the real property subject to Lease.
     (r) Brokerage. Except as described in Schedule 3(r), Seller has not incurred, directly or indirectly, any obligation or liability, contingent or otherwise, for any brokerage fees, finder’s fees, agent’s commissions or other like payment in connection with this Agreement, or the transactions contemplated herein.
     (s) Accounts Receivable. Except as described in Schedule 3(s), none of the accounts receivable of the Business is subject to assignments, pledges, liens or other interests of third parties, nor is any subject to any material counterclaim or set-off. All accounts receivable of the Business as of October 31, 2004 (i) are listed on Schedule 3(s), together with an aging analysis as of October 31, 2004; (ii) arose in the regular course of business; and (iii) represent valid obligations.
     (t) Accounts Payable; Contracts with Suppliers. Schedule 3(t) lists the accounts payable of the Business as of October 31, 2004 and, as of September 30, 2004 each outstanding purchase order and each agreement between the Business and its suppliers involving an aggregate purchase price of ten thousand Dollars ($10,000) or more by (i) name of vendor, (ii) description of goods or services, (iii) purchase order value, and (iv) balance due to vendor. Except as provided in Schedule 3(t), no such order is subject to any escalation, renegotiation, redetermination, rebate or similar provision. For a period of one hundred-eighty (180) days after Closing, should the Buyer be presented with a valid invoice from a supplier relating to the delivery of goods or services prior to the Closing Date, and which is not reflected on the Closing Balance Sheet or on Schedule 3(t) as updated or was not incurred in the ordinary course of business of the Business after the date of the Closing Balance Sheet, subject to the provisions of Article 12, the Buyer shall be entitled to reimbursement from Seller for such amounts paid.
     (u) Inventory. All amounts shown for inventory on the Balance Sheet have been determined consistently in accordance with GAAP (except to the extent described in the footnotes thereto) and Seller’s historical practices in all material respects, including but not limited to adjustments for scrap, excess and/or obsolete material and the Inventory is useable in the Business as presently conducted and has been maintained in accordance with industry standards.

     (v) Environmental Status; Permits. Except as disclosed in Schedule 3(v):
     (i) Seller, is and at all times has been in full compliance with, and has not been and is not in violation or liable under, any Environmental Law. Seller has no basis to expect, nor has any other Person for whose conduct it is or may be held to be responsible received, any actual or threatened order, notice or other communication from (i) any
     Governmental Body or private citizen acting in the public interest or (ii) the current or prior owner or operator of the Facility, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental Liabilities with respect to the Facility or other property or asset (whether real, personal or mixed) in which the Business has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by Seller for the Business or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.
     (ii) There are no pending or, to the Seller’s Knowledge, threatened claims, encumbrances, or other restrictions of any nature resulting from any environmental, health and safety liabilities or arising under or pursuant to any Environmental Law with respect to or affecting the Facility or any other property or asset (whether real, personal or mixed) in which the Business has or had an interest.
     (iii) Neither Seller, nor any other Person for whose conduct Seller is or may be held responsible, has received any citation, directive, inquiry, notice, order, summons, warning or other communication that relates to hazardous activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any environmental liabilities with respect to the Facility or property or asset (whether real, personal or mixed) in which the Business has or had an interest, or with respect to any property or facility to which Hazardous Materials are or at any time were generated, manufactured, refined, transferred, imported, used or processed by Seller for the Business or any other Person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received.
     (iv) Neither Seller nor any other Person for whose conduct Seller is or may be held responsible has violated any Environmental Law with respect to the Facility, with respect to any other property or asset (whether real, personal or mixed) in which the Business (or any predecessor) has or had an interest, or at any property geologically or hydrologically adjoining any facility or any such other property or asset.
     (v) Seller has provided Buyer with access to true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller pertaining to Hazardous Materials or hazardous activities in, on, or under the Facility or concerning compliance by Seller or any other Person for whose conduct Seller is or may be held responsible, with Environmental Laws.

     (vi) Seller has not used, generated, stored or disposed of, on, under or about the Facility any hazardous waste or toxic substances, except in compliance with applicable law. The Seller has not generated or disposed of at any off-site locations any hazardous waste or toxic substances except in compliance with applicable law.
     (vii) Schedule 3(v) (i) contains a list of (i) all foreign, federal, state and municipal environmental permits applied for and received for the Seller’s tenancy of its real property including identification of issuing agency, permit number, and expiration date, (ii) all citations or enforcement actions received by the Seller in relation to the Seller’s leased property for violation of any foreign, state, federal, or local laws or regulations issued since December 31, 2000, including description and identification of type, date, and final resolution, and (iii) all known spills and discharges by the Seller of hazardous or environmentally objectionable substances, including identification of exact location and remedial action taken. All licenses, permits, registrations, approvals and other governmental authorizations held by the Business are listed on Schedule 3(v) and are valid and sufficient for the business being conducted.
     Notwithstanding any other provisions of this Agreement, Buyer acknowledges and agrees that the representations and warranties contained in this Section 3(v) are the only representations and warranties given by Seller with respect to environmental matters or compliance with Environmental Laws and Hazardous Materials and no other provisions of this Agreement shall be interpreted as containing any representation or warranty with respect thereto.
     (w) Purchased Assets. Except as set forth on Schedule 3(w) and Schedule 2(c)(i) and except for certain assets at Seller’s Fairfield, New Jersey facility, at the Closing, the Purchased Assets and the rights, assets, products and services to be provided by Seller under the agreements listed in Section 2(b)(ii) will include all of the assets, rights, products and services necessary to operate the Business immediately after the Closing, consistent with past practice.
     (x) No Undisclosed Liabilities. Except as disclosed in Schedule 3(x), with respect to the Business Seller has no material liability except for liabilities reflected and reserved for in the Financial Statements and the Closing Balance Sheet and current liabilities incurred in the ordinary course of business.
     (y) Disclosure. To Seller’s Knowledge, there is no fact that has specific application to Seller (other than general economic or industry conditions) and that would reasonably be likely to have a Material Adverse Effect on the Purchased Assets or Business that has not been set forth in this Agreement or in the schedules attached hereto.
4. REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Seller that:
     (a) Organization. Buyer is duly organized, validly existing and in good standing under the laws of its jurisdictions of organization.
     (b) Authorization; Enforceability. Buyer has all requisite corporate power and authority to enter into each Acquisition Agreement, and to perform its obligations hereunder and thereunder. All acts required to be taken by Buyer to authorize the execution and delivery of each Acquisition Agreement, and the consummation of the transactions contemplated herein and therein, has been taken, and no other corporate proceedings on the part of Buyer are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy and other laws affecting creditors’ rights, or by general equitable principles. Each Acquisition Agreement will be, as of the Closing, duly executed and delivered by Buyer, and will constitute legal, valid and binding obligations of Buyer in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy and other laws affecting creditors’ rights, or by general equitable principles. The execution and performance of each Acquisition Agreement, and the compliance with the provisions hereof and thereof by Buyer, will not conflict with, violate or result in the breach of any of the terms, conditions or provisions of the Certificate of Incorporation or by-laws of Buyer, or any judgment, order, injunction, decree, law, regulation or ruling of any Governmental Body to which Buyer is subject, except where the same would not impede Buyer’s ability to perform its obligations under the Acquisition Agreements or have a material adverse effect on the condition, results of operations, properties, assets or business of Buyer, taken as a whole. The execution and performance of each Acquisition Agreement, and the compliance with the provisions hereof and thereof by Buyer, will not result in any breach of any of the terms or conditions of, or constitute a default under, any material license, indenture, mortgage, agreement or other instrument to which Buyer is a party or by which it is bound, except where such breach or default would not impede Buyer’s ability to perform its obligations under the Acquisition Agreements or have a material adverse effect on the condition, results of operations, properties, assets or business of Buyer, taken as a whole.
     (c) Government Approvals. Except as set forth in Schedule 4(c) hereto, Buyer is not required to submit any notice, report or other filing with, or obtain any consent, approval or waiver from, any Governmental Body in connection with its execution, delivery or performance of the Acquisition Agreements, or the consummation of the transactions contemplated herein or therein, except where the failure to make such submission or obtain such consent, approval or waiver, would not have a material adverse effect on the condition, results of operations, properties, assets or business of Buyer, taken as a whole and would not impede Buyer’s ability to perform its obligations under the Acquisition Agreements.
     (d) Economic Ability. Buyer has the economic ability to fund the Purchase Price payments described herein.
     (e) Brokerage. Buyer has not incurred, directly or indirectly, any obligation or liability, contingent or otherwise, for any brokerage fees, finder’s fees, agent’s commissions or other like payment in connection with this Agreement, or the transactions contemplated herein.
5. COVENANTS OF SELLER
     (a) Access and Investigation. Except for certain Government Contracts and Government Bids identified by Seller to Buyer or as may be prohibited by Contract or Legal Requirements, between the date of this Agreement and the Closing Date, Seller will (a) afford

Buyer and its Representatives, access to Seller’s personnel, properties, Contracts, books and records relating exclusively to the Business (other than Excluded Assets), on reasonable notice and during regular business hours, and (b) furnish Buyer with such additional financial, operating, and other data and information relating exclusively to the Business (other than Excluded Assets) in the Seller’s possession as Buyer may reasonably request.
     (b) Conduct of Business. Prior to the Closing Date, except as set forth in Schedule 5(b), Seller will with respect to the Business (a) conduct the Business only in the ordinary course of business and consistent with past practice; and (b) use its reasonable efforts to preserve intact its current business organization, retain the services of the Current Employees, agents and sales representatives, and preserve the relations and goodwill with its suppliers, customer, landlords, creditors, Current Employees, agents and others having business relations with the Seller; (c) consult with Buyer and obtain its prior written consent before making any single commitment or series of interdependent commitments for capital expenditures exceeding $50,000; (d) refrain from entering into any leases, licenses, contracts or other agreements relating to the Business, except product sales contracts and materials supply contracts in the ordinary cause of business, committing Buyer to expend more than $50,000 in any one or a series of related transactions; (e) refrain from selling or transferring any of the Purchased Assets other than in the ordinary course of business; (f) account for, make appropriate filing with respect to, and pay when due all Taxes, assessments and other governmental charges against the Purchased Assets or in respect of the Business; (g) except in the ordinary course of business consistent with past practices, not grant or agree to grant any bonuses, general increase in the rates of salaries or compensation or any specific increase to any Current Employee or provide for any new employment benefits to any Current Employees; and (h) provide Buyer, promptly after obtaining Seller’s Knowledge thereof, with written notice of any event or condition pertaining to the Business or the Purchased Assets that has resulted in a Material Adverse Effect or which can reasonably expect to cause a Material Adverse Effect, and all claims, regulatory proceedings and litigation (whether actual or threatened) against or possibly involving the Purchased Assets, the Seller or Buyer.
     (c) Required Approvals. As promptly as practicable after the date of this Agreement, Seller will make any and all filings required by Legal Requirements to be made by it in order to consummate the contemplated transactions. Between the date of this Agreement and the Closing Date, Seller will (a) cooperate with Buyer with respect to any filings that Buyer is required by Legal Requirements to make in connection with the transactions contemplated hereby, and (b) cooperate with Buyer in obtaining all consents identified in Schedule 4(c) hereto.
     (d) No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Article 11, Seller will not, nor will Seller permit any entity that it controls or any of its Representatives to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to any Person (other than Buyer) relating to any transaction involving the sale of the Business.
     (e) Additional Information. Seller shall promptly furnish to Buyer all such financial and operating reports with respect to the Business as may be prepared by the Seller from time to time between the date hereof and the Closing Date as Buyer may reasonably request. Seller shall make available to Buyer information with respect to any document, event, transaction or condition entered into or occurring after the date hereof which, had it occurred or been in effect on or prior to the date hereof, would have been included on the Schedules to this Agreement, and any such information which would have been included on a Schedule shall be deemed to amend the relevant Schedule when so provided.
     (f) Confidentiality. From and after the Closing Date, Seller shall not disclose to any Person (other than any Affiliates, agents or representatives of Seller) any Business Information (as defined below) that is known to Seller on the Closing Date. The term “Business Information” means any trade secret information exclusively concerning the Business or the Purchased Assets that is confidential or proprietary and is necessary for the conduct of the Business, other than information that (i) is or becomes generally available to the public other than as a result of a disclosure by Seller after the Closing Date or (ii) Seller is required to disclose by Law or legal process or (iii) is disclosed in the ordinary course of business in connection with the Supply Agreement, the Transition Services Agreement or the Technology Transfer Agreement. In the event that Seller is requested in any proceeding to disclose any Business Information, Seller shall give Buyer prompt written notice of such request so that Buyer may seek an appropriate protective order. If in the absence of a protective order Seller is requested in a proceeding to disclose Business Information, Seller may disclose such portion of the Business Information that in the opinion of Seller’s counsel Seller is required to disclose, without liability under this Agreement, provided that Seller shall give Buyer written notice of the Business Information to be disclosed as far in advance of its disclosure as is practicable and shall use commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such Business Information. The provisions of this Section 5(f) shall not restrict Seller from using Business Information in performing its obligations under, or enforcing the terms of, this Agreement or any Acquisition Agreement, or in exercising its rights relating hereto or thereto or to the transactions contemplated hereby or thereby.
     (g) Reasonable Efforts. Seller will use its reasonable efforts to effectuate the transactions hereby contemplated and to fulfill the conditions to Buyer’s obligations under Article 7 of this Agreement.
     (h) Non Solicitation; Non-Interference. At no time after the date hereof until the third anniversary of the Closing Date shall the Seller and/or any Affiliate:
     (i) directly or indirectly, in any capacity or in association with any other person, solicit, induce, or in any manner attempt to solicit or induce, any Employees then employed by Buyer to terminate his or her employment or to become their employees. An employee shall be deemed not to have been solicited for employment if such employee responded to a general solicitation; or
     (ii) directly or indirectly, interfere with Buyer’s relationship with, cause the cancellation, discontinuation, termination or alteration (in a manner detrimental to Buyer) of Buyer’s relationship with any party who is a customer, supplier, or manufacturer with respect to the Business; provided, that Seller shall have the right to terminate or alter its relationship with any party from which it is obtaining goods or services in connection with the Supply Agreement or the Technology Transfer Agreement.

     (i) Notice of Events or Circumstances. Seller will promptly notify Buyer promptly after learning of the occurrence of any event or circumstance which would reasonably be expected to cause any condition to the Closing not to be satisfied. In such event, the parties will negotiate in good faith during the fifteen (15) calendar day period immediately after such notice to determine the consequences of such circumstance, and Seller or Buyer, as applicable, may elect to terminate this Agreement after the expiration of such fifteen (15) calendar day period.
6. COVENANTS OF BUYER
     (a) Required Approvals. As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its applicable Affiliates to, make any and all filings required by Legal Requirements to be made by them in order to consummate the contemplated transactions. Between the date of this Agreement and the Closing Date, Buyer will, and will cause each of its applicable Affiliates to, (a) cooperate with Seller and the Affiliates with respect to any filings that Seller and the Affiliates are required by Legal Requirements to make in connection with the transactions contemplated hereby, and (b) cooperate with Seller in obtaining all consents identified in Schedule 3(d) hereto.
     (b) Employees.
     (i) Buyer shall offer employment as of the Closing Date to each Current Employee, including employees on vacation, leave of absence, including maternity, family, sick or short-term (but not long-term) disability leave, and temporary layoff, at the same location where such Current Employee was employed immediately prior to the Closing Date for substantially equivalent total cash compensation, and on such other terms and conditions that are substantially similar to those in effect immediately prior to the Closing Date; provided, however, in addition to and not in limitation of the foregoing, with respect to each Current Employee listed on Sections (A) or (B) of Schedule 6(b)(i), Buyer shall (x) offer total cash compensation of not less than 101.5% of the cash compensation currently payable under the Union Contract, and (y) not terminate without cause (as “cause” is defined in the Union Contract) such Current Employee’s employment during the twelve (12) months following the Closing Date; and, provided further, that with respect to each Current Employee listed on Section (A) of Schedule 6(b)(i), Buyer shall amend the pension plan maintained by Buyer in which such Current Employees shall participate from and after the Closing to include the “75/80” provisions of the Union Contract and part B-7 of the Flowserve Pension Plan (the “75/80 Provisions”); provided further, however, with respect to each Current Employee listed on Sections (A) or (B) of Schedule 6(b)(i), if any such Current Employee is terminated for cause and it is subsequently determined that such termination was without cause ( as “cause” is defined in the Union Contract), Buyer shall indemnify Seller for all damages, costs and expenses incurred by Seller with respect to the 75/80 Provisions and the costs to defend any claim in connection with such 75/80 Provisions. With respect to each such Current Employee who accepts Buyer’s offer of employment (an “Employee”), Buyer shall (i) credit periods of service with Seller or an Affiliate of Seller (or a predecessor of any of them) prior to the Closing (“Pre-Closing Employment”), for purposes of determining eligibility, vesting, benefit entitlement and benefit amounts under severance, vacation, and all other compensation and benefit plans, programs and policies maintained by Buyer for the benefit of such Employees after the Closing , except for any defined benefit pension plan maintained by Buyer, and (ii) indemnify and hold harmless the Seller Indemnified Parties with respect to any severance benefit liabilities payable by Seller or its Affiliates arising out Buyer’s breach of its obligation hereunder to offer employment in accordance with the provisions of this Agreement. With respect to each Employee, Buyer shall credit periods of Pre-Closing Employment for purposes of determining eligibility, vesting, and benefit entitlement under any defined benefit pension plan maintained by Buyer in which such Employees may participate after the Closing Date, but shall not take such Pre-Closing Employment into account in determining the amount of benefit payable to an Employee under such a plan, except to the extent required to meet all conditions for payment and benefit accrual of the 75/80 Provisions referenced above. For one (1) year after the Closing Date, if an Employee ceases to be employed by Buyer and Buyer obtains a release from such Employee, Buyer shall use its best efforts to obtain for Seller the same release as it obtains for Buyer. Notwithstanding anything to the contrary, Buyer shall not assume any existing benefit plans or benefit plan liabilities to which Seller is a party. Buyer agrees to indemnify, defend and hold the Seller Indemnified Parties harmless from any claims that Seller violated the Worker Adjustment and Retraining Notification Act (“WARN”) and/or the New Jersey Administrative Code 12:40-1.1, 12:40-1.2, and 12:17-3.5. Buyer agrees that it will not terminate or significantly reduce the operation of the Business at the Phillipsburg, New Jersey facility during the twelve months following the Closing Date.
     (ii) In the event that any Current Employee listed on Schedule 6(b)(i) makes a claim against Seller for retirement benefits under the 75/80 Provisions, Seller shall with the cooperation of Buyer defend such claim (it being understood that Seller shall control the defense and settlement of such claim after consultation with Buyer). With respect to any such claim that is first made more than twelve months following the Closing Date, Buyer agrees to indemnify the Seller Indemnified Parties for 50% of all damages, costs and expenses (including retirement benefits and all defense costs) in connection with such claim.
     (c) Confidentiality.
     (i) Buyer confirms and agrees that, with respect to any information directly or indirectly furnished by or on behalf of Seller, whether before, on or after the date hereof, Buyer shall continue to be bound by the terms of the Confidentiality Agreement, dated as of July 2, 2002, by and between Seller and Buyer (the “Confidentiality Agreement”) notwithstanding that the term of the Confidentiality Agreement may have expired.
     (ii) Buyer understands and agrees that Seller is making available confidential information and trade secrets to Buyer concerning the operations of Seller and the Business, which information would be damaging to Seller and its Affiliates if disclosed to a competitor or made available to any other Person, and that such information has been divulged in confidence. Buyer acknowledges that Seller has permitted Buyer to conduct due diligence and/or a review of the premises of the Business. Buyer shall not disclose to any Person, other than Buyer’s attorneys, accountants and consultants, any contents or results of any due diligence or investigation by or on behalf of Buyer, including any information concerning any alleged violation of any Environmental Law, without obtaining prior written approval from Seller, except as may be required by Law, in which case Buyer will notify Seller in writing of Buyer’s intent to make such disclosure and whereupon Seller shall have the option of making such disclosure jointly with Buyer. Buyer agrees that Seller would be irreparably harmed by any violation, or threatened violation, of this Section 6(c) and that, therefore, Seller shall be entitled to an injunction prohibiting Buyer from any violation, or threatened violation, of this Section 6(c).
     (iii) From and after the Closing, the provisions of Sections 6(c)(i) and 6(c)(ii) above shall not apply to or restrict in any manner Buyer’s use of confidential information of the Seller relating to any of the Purchased Assets or the Assumed Liabilities.
     (d) Reasonable Efforts. Buyer will use its reasonable efforts to effectuate the transactions hereby contemplated and to fulfill the conditions to Seller’s obligations under Article 8 of this Agreement.
     (e) Notices and Consents. Buyer will, prior to the Closing Date, give all notices to third parties and will, at Buyer’s expense, obtain all third party approvals, consents, novations and waivers that are required to be obtained in connection with the transactions contemplated by this Agreement. Seller hereby agrees to reasonably cooperate with the Buyer in Buyer’s efforts to obtain such third party consents; provided that the Seller will not be obligated hereunder to pay any consideration to the third party from whom such consent is requested. Notwithstanding any other provision of this Agreement, the failure by the parties to obtain any Novation Agreement, or any consent, waiver, confirmation, novation or approval with respect to any Contract, shall not relieve either party from its obligation to consummate at the Closing the transactions contemplated by this Agreement. Buyer acknowledges that a substantial portion of the Contracts will require the consent or a Novation Agreement of the other party or parties thereto by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Buyer agrees and acknowledges that it shall be the obligation of Buyer (and not Seller) to obtain such consents and Novation Agreements. Seller will, however, use reasonable good faith efforts to assist Buyer in obtaining such consents and Novation Agreements.
     (f) Notice of Events or Circumstances. Buyer will promptly notify Seller promptly after learning of the occurrence of any event or circumstance which would reasonably be expected to cause any condition to the Closing not to be satisfied. In such event, the parties will negotiate in good faith during the fifteen (15) calendar day period immediately after such notice to determine the consequences of such circumstance, and Seller or Buyer, as applicable, may elect to terminate this Agreement after the expiration of such fifteen (15) calendar day period.
7. CONDITIONS TO BUYER’S OBLIGATIONS
     The obligations of Buyer to consummate the transactions contemplated at the Closing are subject to the fulfillment, at the Closing, of each of the following conditions, any or all of which may be waived in whole or in part at or prior to the Closing by Buyer:

     (a) Accuracy of Representations and Warranties. All the representations and warranties of Seller contained in this Agreement shall be accurate at and as of the Closing Date as though such representations and warranties were made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), and except for such changes therein as are contemplated by this Agreement, and in each case except for breaches as to matters that would not reasonably be expected to have a Material Adverse Effect.
     (b) Seller’s Performance. Seller shall have performed and complied in all material respects with all agreements and conditions on its part required by this Agreement to be performed or complied with prior to or at the Closing Date.
     (c) Officer’s Certificate. Buyer shall have received a certificate of an officer of Seller, dated the Closing Date, certifying on behalf of Seller as to the fulfillment of the conditions specified in Sections 7(a) and 7(b) hereof.
     (d) Secretary’s Certificate. A certificate of the Secretary or Assistant Secretary of the Seller, identifying the name and title and bearing the signatures of the officers of Seller authorized to execute and deliver this Agreement and the other agreements and instruments contemplated thereby.
     (e) Governmental Consents. Seller shall have made all filings and petitions required to be made by it prior to the Closing Date (and all applicable waiting periods shall have expired), as set forth on Schedule 3(d).
     (f) No Injunctions. No court, agency or other authority shall have issued any order, decree or judgment to set aside, restrain, enjoin or prevent the performance of Buyer’s obligations hereunder, nor shall there be pending any suit, action or proceeding requesting such relief or remedy.
     (g) Conveyances. Buyer shall have received all conveyances, assignments, bills of sale, confirmations, and further instruments as shall be necessary in order to complete the conveyances, transfers, assignments and deliveries provided for herein and to convey to Buyer the Purchased Assets.
     (h) Technology Transfer Agreement. Seller shall have executed and delivered to Buyer the Technology Transfer Agreement.
     (i) Lease Assignment. Buyer and Seller shall have executed the Lease Assignment.
     (j) Transition Services Agreement. Buyer and Seller shall have executed the Transition Services Agreement.
     (k) Supply Agreement. Buyer and Seller shall have executed the Supply Agreement.

     (l) Physical Inventory. Buyer shall have performed a physical count of the Inventory which confirms the accuracy of the reported balance to Buyer’s satisfaction.
8. CONDITIONS TO SELLER’S OBLIGATIONS
     All obligations of Seller under this Agreement are subject to the fulfillment, at the Closing, of each of the following conditions, any or all of which may be waived in whole or in part at or prior to the Closing by Seller:
     (a) Accuracy of Representations and Warranties. All the representations and warranties of Buyer contained in this Agreement shall be accurate in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time, except for such changes therein as are contemplated by this Agreement, and except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date).
     (b) Buyer’s Performance. Buyer shall have performed and complied in all material respects with all agreements and conditions on its part required by this Agreement to be performed or complied with prior to or at the Closing Date.
     (c) Officer’s Certificate. Seller shall have received a certificate of an officer of Buyer, dated the Closing Date, certifying on behalf of Buyer as to the fulfillment of the conditions specified in Sections 8(a) and 8(b) hereof.
     (d) Secretary’s Certificate. A certificate of the Secretary or Assistant Secretary of the Buyer, identifying the name and title and bearing the signatures of the officers of Buyer authorized to execute and deliver this Agreement and the other agreements and instruments contemplated thereby.
     (e) Governmental Consents. Buyer shall have made all filings and petitions required to be made by it prior to the Closing Date (and all applicable waiting periods shall have expired), set forth on Schedule 4(c).
     (f) No Injunctions. No court, agency or other authority shall have issued any order, decree or judgment to set aside, restrain, enjoin or prevent the performance of Seller’s obligations hereunder, nor shall there be pending any suit, action or proceeding requesting such relief or remedy.
     (g) Purchase Price. Seller shall have received the Purchase Price payable to it from Buyer pursuant to Section 2(d) hereof, by wire transfer of immediately available funds to a bank account designated by it.
     (h) Assumption Agreement. Buyer shall have executed and delivered to Seller the Assumption Agreement.
     (i) Lease Assignment. Buyer and Seller shall have executed the Lease Assignment.

     (j) Technology Transfer Agreement. Buyer shall have executed and delivered to Seller the Technology Transfer Agreement.
     (k) Transition Services Agreement. Buyer and Seller shall have executed the Transition Services Agreement.
     (l) Supply Agreement. Buyer and Seller shall have executed the Supply Agreement.
     (m) Guaranty. Guarantor shall have executed and delivered to Seller the Guaranty.
     (n) Resale Certificate. A sale for resale certificate with respect to the Inventories.
9. POST-CLOSING COVENANTS
     (a) Further Assurances. From and after the Closing Date, each party to this Agreement shall, at any time and from time to time, at the requesting party’s cost and expense, make, execute and deliver, or cause to be made, executed and delivered, such assignments, assumptions, deeds, bills of sale, filings and other instruments, consents and assurances and take or cause to be taken all such action as the other party may reasonably request to carry out the terms of the Acquisition Agreements. Buyer shall use its commercially reasonable efforts to cause Seller to be released from liability under the Contracts. In addition, each party agrees to cooperate fully with the other party in connection with any Proceeding which relates to the operation or activities of the Business prior to the Closing Date.
     (b) Retention of Records. After the Closing, Seller shall, upon reasonable notice to Buyer, have access during usual business hours to the books and records of the Business for all periods prior to the Closing Date for all reasonable business and tax purposes, and Seller may make copies or extracts from such books and records for all reasonable purposes. Buyer agrees to retain the books and records of the Business prior to the Closing Date and after the Closing Date for at least three (3) years after the Closing Date except where longer record retention is required by applicable law (including Code requirements).
     (c) Novations of Government Contracts.
     (i) Without limiting the generality of Section 9(a), as soon as practicable following the execution of this Agreement, Buyer shall prepare (with Seller’s assistance, as necessary), in accordance with Federal Acquisition Regulations Part 42, 142.12 and any applicable agency regulations or policies, a written request for the novation of the Government Contracts meeting the requirements of the Federal Acquisition Regulations Part 42, as reasonably interpreted by the Responsible Contracting Officer (as such term is defined in Federal Acquisition Regulations Part 42, 142.1202(a)). The request for novation shall be submitted by Buyer to each Responsible Contracting Officer for the United States government (or, in the case of Government Contracts not subject to the Federal Acquisition Regulations, Buyer and Seller shall cooperate in seeking to cause the applicable Governmental Authority) to (i) recognize Buyer as Seller’s successor in interest to the Government Contracts and all the Purchased Assets used in the performance of the Government Contracts and (ii) enter into one or more novation agreements (collectively, “Novation Agreements”) in form and substance reasonably satisfactory to Buyer, Seller and their respective counsel, pursuant to which all of Seller’s right, title and interest in and to, and all of Seller’s liabilities under, each such Government Contract shall be validly conveyed, transferred and assigned and novated to Buyer by all parties thereto. Seller shall promptly provide to Buyer any information regarding Seller required in connection with such request.
     (ii) Seller and Buyer will cooperate and use their respective commercially reasonable efforts to obtain as promptly as practicable all consents required for the purpose of processing, entering into and completing the Novation Agreements with regard to any of the Government Contracts, including responding to any requests for information from the United States government with regard to such Novation Agreements.
     (iii) From the Closing Date until, with respect to each Government Contract, the sixth year following the earlier of the release date or notice of final payment for such Government Contract, Buyer agrees to provide Seller and its accountants, counsel and other representatives access, during normal business hours, to such information, personnel and assistance relating to the performance by Buyer of the Government Contracts and its respective liabilities under the Novation Agreements as Seller shall reasonably request from time to time.
     (d) Employment Tax Filings. Buyer and Seller agree that, with respect to each Employee, each of Buyer and Seller will follow the standard procedures for tax filings that are set out in Section 4 of IRS Rev. Proc. 96-60. Buyer shall take into account wages paid by Seller to each Employee in determining whether each such Employee has reached the Old Age Disability Insurance taxable wage base for the 2004 calendar year.
     (e) Failure to Obtain Consents or Novations.
     (i)If any and all third party approvals, consents, novations and waivers (including Novation Agreements) that are required to be obtained in connection with the transactions contemplated by this Agreement as described in Sections 6(e) and 9(c) hereof shall not have been obtained prior to the Closing Date, then as of the Closing, this Agreement, to the extent permitted by Legal Requirements, shall constitute full and equitable assignment by Seller to Buyer of all of right, title and interest of Seller in and to, and all obligations and liabilities of Seller under, such Purchased Assets, and, in the case of the Contracts, Buyer shall be deemed Seller’s agent for purpose of completing, fulfilling and discharging all liabilities of Seller from and after the Closing Date under any such Contract. The Parties shall take all necessary steps and actions consistent with Legal Requirements to provide Buyer with the benefits of such Purchased Assets, and to relieve Seller of the performance and other obligations thereunder, including entry into subcontracts as permitted for the performance thereof. Buyer agrees to pay, perform and discharge, and indemnify Seller against and hold Seller harmless from, all obligations and liabilities of Seller relating to such performance or failure to perform under such Purchased Assets.

     (ii) In the event that Seller shall be unable to make the equitable assignment described in Section 9(e)(i), or if such attempted assignment would give rise to any right of termination, or would otherwise adversely affect the rights of Seller or Buyer under any such Purchased Asset, or would not assign all of the rights of Seller thereunder at the Closing, Seller and Buyer shall continue to cooperate and use all reasonable efforts to provide Buyer with all such rights. To the extent that any such third party approvals, consents, novations and waivers (including Novation Agreements) are not obtained, or until the impediments to such assignment are resolved, Seller shall use all reasonable commercial efforts (without the expenditure, in the aggregate, of any material sum), to the extent permitted by Legal Requirements, to (A) provide to Buyer, at the request of Buyer, the benefits of any such Purchased Asset, (B) cooperate in any lawful arrangement designed to provide such benefits to Buyer and (C) enforce, at the request of and for the account of Buyer, any rights of Seller arising from any such Purchased Asset against any third party (including any Governmental Body), including the right to elect to terminate in accordance with the terms thereof upon the advice of Buyer. To the extent that Buyer is provided the benefits of any Purchased Asset referred to herein (whether from Seller or otherwise), Buyer shall perform at the direction of Seller and for the benefit of any third party (including any Governmental Body), and shall assume the liabilities and obligations of Seller thereunder or in connection therewith. Buyer agrees to pay, perform and discharge, and indemnify Seller against and hold Seller harmless from, all liabilities and obligations of Seller relating to such performance or failure to perform.
     (f) Warranty Claims of the Business.
     (i) Except as provided in Section 2(d)(iv)(D), with respect to any Product manufactured by Seller, prior to the Closing, Seller shall be responsible for any warranty claims for such Products. Buyer shall notify Seller of any purported warranty claim for such Products within five (5) business days of its receipt of any purported warranty claim for such Products and provide Seller with all information available to Buyer relating to such purported warranty claim. Seller shall evaluate such purported warranty claim in good faith. If Seller accepts such warranty claim as valid, Seller shall be responsible for the resolution of such claim. If Seller rejects such purported warranty claim, Seller shall be responsible for the defense of such claim as against the claimant.
     (ii) At the written request and direction of Seller, Buyer agrees to effect servicing and repair of any Product warranty claim that Seller has determined is valid pursuant to Section 9(f)(i). Seller shall pay to Buyer the reasonable costs of effecting such servicing and repair, such costs not to exceed the lesser of estimates approved in advance in writing by Seller and the costs that Buyer would charge to a continuing significant customer of the Business requesting “out of warranty” servicing and repair.

10. NONCOMPETITION
     (a) Noncompetition. Seller covenants and agrees that, for a period of five (5) years from the Closing Date, neither it nor its Affiliates will, anywhere in the world, (i) directly or indirectly manufacture, sell or service any of the Products (ii) or sell or service any pump products (other than valves and seals) to or for the benefit of the United States government’s naval operations; provided, however, that the foregoing covenant shall not limit Seller’s activities with respect to (y) Product warranties that are not assumed by Buyer; or (z) pursuant to the Transition Services Agreement or the Supply Agreement; and provided further, however, that the foregoing covenant shall not apply if either (i) Seller is acquired by a Person (an “Acquiring Person”) through a merger or consolidation or sale of all or substantially all of its assets and the Acquiring Person was engaged in the Business prior to the acquisition, or (ii) Seller acquires a Person (an “Acquired Person”) by merger or consolidation or purchase of all or substantially all of the assets of the Acquired Person and the Acquired Person was engaged in the Business prior to the acquisition and the Business constitutes less than twenty-five percent (25%) of the revenues of the Acquired Person.
     (b) Breach. In the event of a breach, or threatened breach of the provisions of this Article 10, in addition to any other remedies Buyer may have at law or in equity, Buyer shall be entitled to seek an injunction or similar remedy so as to enable it specifically to enforce such provisions.
     (c) Severability. It is the desire and intent of the parties hereto that the provisions of this Article 10 be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Article 10 should be adjudicated to be invalid or unenforceable, such portion shall be deleted and such deletion shall apply only with respect to the operation of this Article 10 in the particular jurisdiction in which such adjudication is made. To the extent any provision hereof is deemed unenforceable by virtue of its scope in terms of area or length of time, but may be enforceable with limitations thereon, the parties agree that the same shall, nevertheless, be enforceable to the fullest extent permissible under the laws and public policies applied in such jurisdiction in which enforcement is sought.
11. TERMINATION AND ABANDONMENT
     (a) Termination. This Agreement may be terminated at any time prior to or on the Closing Date:
     (i) By mutual consent of Buyer and Seller;
     (ii) By either Buyer or Seller, if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations) on or before December 31, 2004, or such later date as Buyer and Seller may agree;
     (iii) By Buyer, if (A) there has been a material violation or breach by Seller of any agreement, representation or warranty contained in this Agreement and no cure of such violation or breach within thirty (30) days of written notice of such violation or breach from Buyer, or (B) the satisfaction of any condition to the obligations of Buyer hereunder becomes impossible, and such condition has not been waived by Buyer; or
     (iv) By Seller, if (A) there has been a material violation or breach by Buyer of any agreement, representation or warranty contained in this Agreement and no cure of such violation or breach within thirty (30) days of written notice of such violation or breach from Seller, or (B) if the satisfaction of any condition to the obligations of Seller hereunder becomes impossible, and such condition has not been waived by Seller.
     (b) No Waiver. No termination pursuant to Section 11(a) hereof shall be deemed to constitute a release or waiver by any party to this Agreement of any claim against another party hereto based on any breach by such party of its agreements, representations and warranties contained herein.
     (c) Return of Information. In the event of termination by Seller or Buyer pursuant to Section 11(a), written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:
     (i) Buyer shall, and shall cause each of its directors, officers, employees, agents, representatives and advisors to, return to Seller all documents and other material received from Seller relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof; and
     (ii) all confidential information received by Buyer, its directors, officers, employees, agents, representatives or advisors with respect to the businesses of Seller and its affiliates (including with respect to the Business) shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.
12. INDEMNIFICATION
     (a) Indemnification Definitions. For the purposes of this Article 12, the following terms shall have the following meanings:
     “Indemnitee” shall mean the party or other person seeking indemnification pursuant to this Agreement.
     “Indemnitor” shall mean the party which is required or requested to provide indemnification pursuant to this Agreement.
     “Indemnifiable Claim” means any claim or other proceeding with respect to which an Indemnitee may be entitled to indemnity hereunder.
     “Buyer Indemnified Parties” shall mean Buyer, and any officer, director, employee, agent and Affiliate of Buyer.

     “Seller Indemnified Parties” shall mean Seller and any officer, director, employee, agent and Affiliate of Seller.
     (b) Indemnity by Seller.
     (i) Seller agrees to indemnify and hold harmless the Buyer Indemnified Parties from and against, and to reimburse the Buyer Indemnified Parties on demand with respect to, any and all loss, damage, liability, claims, cost and expense, including reasonable attorneys’, accountants’ and experts’ fees, incurred by the Buyer Indemnified Parties by reason of or arising out of or in connection with (i) the breach of any representation or warranty contained in Article 3 hereof or the representations and warranties made by Seller in the other Acquisition Agreements; provided however, that if any such representation or warranty is not qualified as to materiality, then this indemnification shall only apply in the event of a material breach of such representation or warranty; (ii) the failure of Seller to perform any agreement required by any Acquisition Agreement to be performed by it; and (iii) the Excluded Liabilities.
     (ii) Buyer agrees to give prompt notice to Seller of the allegation by any third party of the existence of any liability, obligation, contract, other commitment or state of facts referred to in this Section 12(b), except that a failure to provide such prompt notice shall not be a defense against a claim for indemnity unless Seller can demonstrate that it was materially prejudiced by the failure to provide such notice.
     (iii) Except as provided in Section 12(g), Seller shall be entitled to control the contest, defense, settlement or compromise of any such claim (including engagement of counsel in connection therewith), at its own cost and expense, including the cost and expense of attorneys’, accountants’ and experts’ fees in connection with such contest, defense, settlement or compromise; provided that Seller provides Buyer with written notice of its election to control such contest, defense, settlement or compromise within ten days of Buyer’s delivery of notice to Seller of its intention to seek indemnification hereunder, and Buyer shall have the right to participate in the contest, defense, settlement or compromise of any such claim at its own cost and expense, including the cost and expense of attorneys’, accountants’ and experts’ fees in connection with such participation; provided, however, that, Seller shall not settle or compromise any such claim that would affect the future operation of the Business by Buyer without the prior written consent of Buyer.
     (iv) If prior to sixty (60) months after the Closing Date (y) the Securities and Exchange Commission shall make a specific final finding that there has been a material accounting error with respect to the Business prior to the Closing Date (“SEC Accounting Error”) and (z) based on the specific facts in the SEC Accounting Error, the DCAA asserts a claim against Buyer, then subject to the Indemnity Deductible and the Indemnity Cap Seller will indemnify and hold Buyer harmless with respect to such claim in accordance with this Section 12(b) and Section 12(g).

     (c) Indemnity by Buyer.
     (i) Buyer agrees to indemnify and hold harmless the Seller Indemnified Parties from and against, and to reimburse the Seller Indemnified Parties on demand with respect to, any and all loss, damage, liability, claims, cost and expense, including reasonable attorneys’, accountants’ and experts’ fees, incurred by Seller or the Seller Indemnified Parties by reason of or arising out of or in connection with (i) the material breach of any representation or warranty contained in Article 4 hereof or the representations and warranties made by Buyer in the other Acquisition Agreements, (ii) the failure of Buyer to perform any agreement required by any Acquisition Agreement to be performed by it, (iii) the Assumed Liabilities; and (iv) any liability, obligation or expense arising out of or in connection with any action, suit, claim, charge, complaint, proceeding or investigation to the extent arising out of or in connection with the use of the Purchased Assets or the operations of the Business on or after the Closing Date, including, without limitation, any claims for severance of Employees terminated by Buyer or its Affiliates and any liability under or associated with the Worker Adjustment and Retraining Notification Act which may be assessed against or imputed to Seller.
     (ii) Seller agrees to give prompt notice to Buyer of the allegation by any third party of the existence of any liability, obligation, contract, other commitment or state of facts referred to in this Section 12(c), except that a failure to provide such prompt notice shall not be a defense against a claim for indemnity unless Buyer can demonstrate that it was materially prejudiced by the failure to provide such notice.
     (iii) Except as provided in Section 12(h), Buyer shall be entitled to control the contest, defense, settlement or compromise of any such claim (including the engagement of counsel in connection therewith), at its own cost and expense, including the cost and expense of attorneys’, accountants’ and experts’ fees in connection with such contest, defense, settlement or compromise; provided that Buyer provides Seller with written notice of its election to control such contest, defense, settlement or compromise within ten days of Seller’s delivery of notice to Buyer of its intention to seek indemnification hereunder, and Seller shall have the right to participate in the contest, defense, settlement or compromise of any such claim at its own cost and expense, including the cost and expense of attorneys’, accountants’ and experts’ fees in connection with such participation; provided, however, that, Buyer shall not settle or compromise any such claim without the prior written consent of Seller, which consent shall not be unreasonably withheld.
     (d) Actions Related to Indemnifiable Claims. In the event of the occurrence of an event which any party asserts constitutes an Indemnifiable Claim, the Indemnitee shall make available to the Indemnitor all relevant information which is material to the Indemnifiable Claim and which is in the possession of the Indemnitee. An Indemnitee’s failure to furnish the Indemnitor with any relevant data and documents in connection with any third-party claim shall not constitute a defense (in part or in whole) to any claim for indemnification by such party, except and only to the extent that such failure shall result in any material prejudice to the Indemnitor.

     (e) Deductible; Limits on Indemnification. The indemnification obligations of Seller shall be subject to a cumulative deductible of $400,000 (the “Indemnification Deductible”) such that Seller’s indemnification obligation pursuant to Section 12(b) above shall not take effect until the cumulative amount of actual damages for events which are indemnifiable hereunder exceeds in the aggregate the amount of $400,000. In no event shall the Buyer Indemnified Parties or any person, business or entity claiming by or through Buyer, individually or collectively, be entitled to recover a combined aggregate total in excess of $14,000,000 (the “Indemnification Cap”), whether directly or indirectly through actions, damages, indemnifications or otherwise, and allowing no duplication with regard to damages or amounts paid by or remedies obtained against any other person or entity or otherwise, in relation to this Agreement or any Acquisition Agreement or any transaction contemplated herein or therein. Notwithstanding the foregoing, any claim of indemnification for (i) any breach of representations and warranties contained in Sections 3(a), 3(b), 3(e), 3(h), 3(r) and 3(v); (ii) the Tax Liabilities; and (iii) the Excluded Liabilities shall not be subject to the Indemnification Deductible or the Indemnification Cap.
     (f) Survival of Representations, Warranties and Covenants. All representations and warranties made by Seller or the Buyer as to any fact or condition existing on or before the Closing Date in this Agreement or any Acquisition Agreement, in any Exhibit, Schedule, certificate or other document delivered pursuant hereto or thereto, shall survive the Closing for a period of fifteen (15) months, except (i) representations and warranties contained in Sections 3(a), 3(b), 3(e), 3(r), 4(a), 4(b) and 4(e) hereof, which shall not expire, (ii) all representations and warranties regarding Taxes shall survive until the later of (x) the expiration of the applicable limitation period within which any assessment, reassessment or other determination of an amount owing can be made or (y) six (6) months after such time as a final determination of such assessment, reassessment or other determination of an amount owing has been made and all appeal rights have been exhausted or no appeal has been made within the time prescribed for any such appeal, and (iii) representations and warranties contained in Section 3(v) hereof shall survive the Closing for a period of sixty (60) months. Notwithstanding the foregoing, any claim for indemnification for breach of representations and warranties properly made pursuant to Article 12 prior to the expiration of the survival period of the applicable representations and warranties set forth in this Section 12(f) shall survive until such claim is finally resolved.
     (g) Third-Party Claims Against Buyer Indemnified Parties.
     (i) If any claim which is covered by Section 12(a) above is made by a third party against any Buyer Indemnified Party, Buyer shall give prompt written notice of such claim to the Seller. The Seller shall have 10 days from the receipt of such notice to give written notice to Buyer indicating whether the Seller intends to direct the defense or dispute of such claim. If such notice is given by Seller within such ten (10) day period, the Seller shall have the right to direct the defense of any such claim through counsel of its own choosing, and if Seller so elects to direct the defense of such claim, such election will conclusively establish for purposes of this Agreement that the claims made in such third party claim are within the scope of and subject to indemnification by Seller hereunder.

     (ii) If such notice is given by Seller within such 10-day period, the Seller shall have the right to direct the defense of any such claim through counsel of its own choosing.
     (iii) Notwithstanding the foregoing provisions, Seller may not control the settlement of a claim which involves obtaining injunctive relief against a Buyer Indemnified Party.
     (iv) If prior to (i) Buyer’s giving notice to the Seller of an indemnified third-party claim or (ii) the expiration of such 10-day period, Buyer takes any action with respect to such claim indemnified hereunder, the Buyer shall surrender and waive its indemnification rights hereunder, but only to the extent Seller is prejudiced by such action.
     (v) If the Seller (a) fails to give written notice to Buyer within such 10-day period indicating whether it intends to direct the defense of such claim, or (b) gives such notice but fails to direct the defense of such claim diligently and continuously, then Buyer or the Buyer Indemnified Party shall have the right to compromise or defend such claim through counsel of its own choosing, and the right to reimbursement of such expenses and damages shall be resolved as a dispute in accordance with Section 13(k).
     (vi) So long as the Seller is contesting any Indemnifiable Claim in good faith, the Buyer Indemnified Party shall not pay or settle such claim without the Seller’s written consent.
     (h) Third-Party Claims Against Seller Indemnified Parties.
     (i) If any claim which is covered by Section 12(b) above is made by a third party against any Seller Indemnified Party, the Seller shall give prompt written notice of such claim to the Buyer. The Buyer shall have 10 days from the receipt of such notice to give written notice to Seller indicating whether the Buyer intends to direct the defense or dispute of such claim. If such notice is given by Buyer within such ten (10) day period, the Buyer shall have the right to direct the defense of any such claim through counsel of its own choosing, and if Buyer so elects to direct the defense of such claim, such election will conclusively establish for purposes of this Agreement that the claims made in such third party claim are within the scope of and subject to indemnification by Buyer hereunder.
     (ii) If such notice is given by Buyer within such 10-day period, the Buyer shall have the right to direct the defense of any such claim through counsel of its own choosing.
     (iii) Notwithstanding the foregoing provisions, Buyer may not control the settlement of a claim which involves obtaining injunctive relief against a Seller Indemnified Party.
     (iv) If prior to (i) Seller’s giving notice to the Buyer of an indemnified third-party claim or (ii) the expiration of such 10-day period, Seller takes any action with respect to such claim indemnified hereunder, the Seller shall surrender and waive its indemnification rights hereunder, but only to the extent Buyer is prejudiced by such action.
     (v) If the Buyer (a) fails to give written notice to Seller within such 10-day period indicating whether it intends to direct the defense of such claim, or (b) gives such notice but fails to direct the defense of such claim diligently and continuously, then Seller or the Seller Indemnified Party shall have the right to compromise or defend such claim through counsel of its own choosing, and the right to reimbursement of such expenses and damages shall be resolved as a dispute in accordance with Section 13(k).
     (vi) So long as Buyer is contesting any Indemnifiable Claim in good faith, the Seller Indemnified Party shall not pay or settle such claim without the Buyer’s written consent, which consent shall not be reasonably withheld.
     (i) Indemnification Limitations.
     (i) Neither party hereto will be liable to the other hereunder or with respect to this Agreement for any punitive or consequential or incidental damages (including loss of revenue or income, business interruption, cost of capital or loss of business reputation or opportunity) relating to any claim for which either such party may be entitled to recover under this Agreement (other than indemnification, whether pursuant to this Article 12 or otherwise at law or equity, of amounts paid or payable to third parties or any Governmental Body in respect of any third party or Governmental Body claim). No claim for the recovery of losses based upon breach of any representation, warranty, covenant or agreement may be asserted by Seller Indemnified Parties or Buyer Indemnified Parties against the Buyer or the Seller, as the case may be, if any of the Seller Indemnified Parties or the Buyer Indemnified Parties, as the case may be, had Knowledge of such breach on or before the Closing Date.
     (ii) Buyer acknowledges and agrees that, (i) other than the representations and warranties of Seller specifically contained in Article 3 of this Agreement, none of Seller, any of its Affiliates or any other person has made any representation or warranty either expressed or implied (A) with respect to the Businesses, the Purchased Assets, the Assumed Liabilities or the transactions contemplated hereby or (B) as to the accuracy or completeness of any information regarding the Business, the Purchased Assets, the Assumed Liabilities or the transactions contemplated hereby furnished or made available to Buyer and its representatives and (ii) Buyer shall have no claim or right to indemnification pursuant to this Article 12 and none of Seller, any of its Affiliates or any other person shall have or be subject to any liability to Buyer or any other person with respect to any information, documents or materials furnished by Seller, any of its Affiliates or any of their respective officers, directors, employees, agents or advisors to Seller, any information, documents or material made available to Seller and its representatives in certain “data rooms”, management presentations or any other form in expectation of the transactions contemplated hereby. Without limiting the generality of the foregoing, Buyer acknowledges and agrees that, except for the representations and warranties contained in Article 3 and the express representations and warranties made by

Seller in the other Acquisition Agreements, SELLER DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES RELATING TO THE MAINTENANCE, REPAIR, CONDITION, DESIGN, PERFORMANCE OR MARKETABILITY OF ANY ASSET, INCLUDING MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. SELLER ACKNOWLEDGES AND AGREES THAT IT SHALL OBTAIN RIGHTS IN THE TRANSFERRED ASSETS IN THEIR PRESENT CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS”.
     (j) Sole Remedy. Each of Buyer and Seller further acknowledges and agrees that, should the Closing occur, its sole and exclusive remedy with respect to any and all claims relating to this Agreement, the other Acquisition Agreements, the Business, the Purchased Assets, the Excluded Assets, the Assumed Liabilities, the Excluded Liabilities or the transactions contemplated hereby (other than claims of, or causes of action arising from, fraud) shall be pursuant to the indemnification provisions set forth in this Article 12. In furtherance of the foregoing, Buyer and Seller each hereby waives, from and after the Closing, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) that Buyer or any other Buyer Indemnified Parties or Seller or any other Seller Indemnified Parties, respectively, may have against Buyer or Seller or any of their respective Affiliates or any of their respective directors, officers and employees arising under or based upon any Federal, state, provincial, local or foreign statute, law, ordinance, rule or regulation or otherwise (except pursuant to the indemnification provisions set forth in this Article 12).
13. MISCELLANEOUS
     (a) Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement agrees to pay, without right of reimbursement from the other party, the costs incurred by it incident to the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby including, without limitation, costs incident to the preparation of this Agreement, and the fees and disbursements of counsel, accountants and consultants employed by such party in connection herewith.
     (b) Public Announcements.
     Buyer and Seller shall consult with one another before issuing any press release or public announcement about the transactions contemplated by this Agreement and except as may be required by applicable Legal Requirements, no party shall issue any such press release or other public announcement without the prior written consent of the other party.
     (c) Confidentiality. The Confidentiality Agreement will remain in full force and effect until the Closing occurs, and all information received by Buyer, its Affiliates or Representatives relating to the Business, whether orally or in writing, shall be subject thereto.
     (d) Notices. All notices, consents, waivers, claims and other communications hereunder shall be in writing and shall be deemed to have been duly given at the time (a) personally delivered, (b) one business day after having been deposited, prepaid in a nationally established overnight delivery firm such as Federal Express, (c) five business days after having been mailed by certified mail, return receipt requested, or (d) transmitted by facsimile (which shall be confirmed by a writing sent by certified mail on the same business day as such facsimile is sent), as follows:
     As to Buyer:
Curtiss-Wright Corporation
4 Becker Farm Road
Roseland, New Jersey 070768
Attn: General Counsel
and
Curtiss-Wright Flow Control Corporation
1099E Broad Hollow Road
Farmingdale, New York 11735
Attn: President
With a copy to:
Satterlee Stephens Burke & Burke, LLP
230 Park Avenue, Suite 1130
New York, New York 10169
Facsimile: (212) 818-9606
Attention: William M. Jackson
     As to Seller:
Flowserve US Inc.
5215 N. O’Connor Blvd., Suite 2300
Irving, Texas 75039
Facsimile: (972) 443-6843
Attention: Ronald F. Shuff
with a copy to:
Gibson, Dunn & Crutcher LLP
2100 McKinney Avenue, Suite 1100
Dallas, Texas 75201
Facsimile: (214) 571-2953
Attention: Charles Schwartz
or to any other address that such party may have subsequently communicated to the other party by a notice given in accordance with the provisions of this Section 13(d).
     (e) Entire Agreement. This Agreement, the Exhibits and Schedules attached hereto, the Confidentiality Agreement, and the other Acquisition Agreements contain every obligation and understanding between the parties relating to the subject matter hereof and merge all prior discussions, negotiations and agreements, if any, between them, and none of the parties shall be bound by any representations, warranties, covenants or other understandings, other than as expressly provided herein or therein.
     (f) Waiver and Amendment. Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party hereto entitled to the benefit thereof, and any term, condition or covenant hereto may be amended by the parties hereto at any time. Any such waiver, extension or amendment shall be evidenced by an instrument in writing executed on behalf of the appropriate party by a Person who has been authorized by such party to execute waivers, extensions or amendments on its behalf. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party’s rights under such provisions at any other time or a waiver of such party’s rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.
     (g) No Third Party Rights or Remedies Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective Affiliates, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.
     (h) Severability. In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written.
     (i) Headings and Interpretation. The titles and headings of articles and sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Any disclosure made on any individual schedule to this Agreement shall be deemed to be made for purposes of all schedules to this Agreement to which such disclosure is applicable.
     (j) Governing Law. This Agreement shall be interpreted and construed in accordance with the laws of New York without giving effect to the principles of conflicts of laws thereof.
     (k) Dispute Resolution. In the event of a dispute relating to this Agreement, the Parties shall make a good faith effort to promptly settle any differences without resorting to arbitration. If settlement of the dispute is not possible, any and all disputes shall be resolved by arbitration. However, the Party wishing to initiate arbitration shall give 30 days prior written notice to the other Party. During this 30-day period, senior management of the Parties shall further attempt to resolve the dispute. Any unresolved dispute arising out of or related to this Agreement, including its interpretation, validity, scope and enforceability, shall be resolved by binding arbitration to be held exclusively in New York City, New York and such arbitration shall be the Parties’ exclusive remedy.
     Arbitration shall be conducted in accordance with the then existing Commercial Dispute Resolution Procedures of the American Arbitration Association. The arbitration shall be conducted by one arbitrator to be named by the Parties. Should the Parties fail to agree as to the naming of such arbitrator, the arbitrator shall be determined in accordance with the applicable rules of the American Arbitration Association.
     The arbitrator shall decide each issue presented in writing. The decision of the arbitrator shall be final and binding. The arbitrator shall divide all costs in conducting the arbitration in the final award in accordance with what is just and equitable under the circumstances. Except as otherwise herein provided, each Party shall bear the burden of its own counsel fees incurred in connection with the arbitration proceedings under this Agreement.
     All information relating to or disclosed by any Party in connection with the arbitration of any dispute relating to this Agreement shall be treated by the Parties, the representatives of the Parties and the arbitrator as confidential business information and no disclosure of such information shall be made by either Party or the arbitrator without the prior written consent of the Party furnishing such information in connection with the arbitration proceeding.
     Judgment upon award rendered by the arbitrator may be entered in any court having jurisdiction over the Parties or their assets; or application may be made to such court for judicial acceptance of the award and an order of enforcement, as the case may be. None of the Parties to this Agreement shall be liable for any incidental, consequential or punitive damages arising out of or related any breach of this Agreement.
     (l) Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that this Agreement may not be assigned by either party to any Person without the prior written consent of the other party. Notwithstanding the foregoing, Buyer may assign any of its rights under this Agreement, in whole or in part, to one or more Affiliates of Buyer. Any party so assigning this Agreement shall remain fully liable to the other party for the performance by any designee or assignee of any obligation of such party delegated to such designee or assignee.
     (m) Taxes. Any U.S. taxes in the nature of sales or transfer taxes, documentary stamps or similar taxes payable on the sale or transfer of all or any portion of the assets, properties or business being transferred hereunder or the consummation of any other transaction contemplated hereby, shall be paid by Seller.
     (n) Attorneys’ Fees. Subject to the provisions of Section 13(k), if any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such party may be entitled.
     (o) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement.

     (p) Bulk Transfer Laws. Buyer hereby waives compliance by Seller with the provisions of any so-called “bulk transfer laws” of any jurisdiction in connection with the sale of the Purchased Assets to Buyer.
     (q) Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR DISPUTES RELATING HERETO.
[The remainder of this page intentionally left blank.]

     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement the day and year first above written.

CURTISS-WRIGHT ELECTRO-MECHANICAL CORPORATION,
a Delaware corporation

By:	/s/ Terri L. Marts

Name:	Terri L. Marts

Title:	Vice President and General Manager

FLOWSERVE US INC.,
a Delaware corporation

By:	/s/ Ronald Shuff

Name:	Ronald Shuff
Title:	Vice President